UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ENERSYS

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Letter to Stockholders Annual Meeting Invitation Notice of 2006 Annual Meeting and Proxy Statement 2006 Annual Report on Form 10-K

Proxy Statement and

2006 Annual Report to Stockholders

Dear Fellow Stockholder:

We are pleased to provide this annual report to our stockholders for our fiscal year ending March 31, 2006. During this fiscal year, we reported an increase in net sales of over 18% as a result of strong market growth, an increase in our market share and the effect of acquisitions. Net earnings were down by approximately 5% in fiscal 2006, primarily because of significantly higher commodity costs. Although I am not totally satisfied with our fiscal 2006 earnings, in many ways we experienced a very good year, and I am proud of our employees and our many accomplishments.

Net sales increased to $1,283.3 million with approximately six percentage points of the increase attributable to the FIAMM and GAZ acquisitions. Revenue growth was strong in both the Reserve Power and Motive Power segments as well as all three geographic regions.

Net earnings decreased to $30.7 million in fiscal 2006 from $32.4 million in fiscal 2005, because the significant benefits realized from our cost savings programs and selling price increases were not sufficient to offset the substantial increases in commodity and public company costs, which added approximately $46 million to expenses in fiscal 2006. The additional public company costs were primarily related to our initial year of compliance with the requirements of the Sarbanes-Oxley Act.

Overall, I am pleased with the performance of our employees in diligently working to offset the effects of higher costs while continuing to strengthen our competitive position in the industry. It has been a challenging year; however, I also know we have the right organization in place to meet the challenges and continue our profit growth while extending our industry leading position.

I thank our stockholders for their confidence and support of our company, our customers for their continued business, and our employees for their hard work and many contributions to our continued success.

Sincerely,

John D. Craig
Chairman of the Board, President and Chief Executive Officer

Please refer to “Management’s Discussion and Analysis” in our Annual Report on Form 10-K attached to this letter for additional information, including a reconciliation of the non - GAAP measures to the comparable GAAP measures.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this letter regarding EnerSys’ business, which are not historical facts, are “forward-looking statements” that involves risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Form 10-K for the most recently ended fiscal year.

Annual Meeting Invitation

June 20, 2006

Dear Fellow Stockholder:

EnerSys will hold its 2006 annual meeting of stockholders (the “Annual Meeting”) on Thursday, July 20, 2006, at 10:00 a.m. (Eastern time) at our corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605. You can find directions to our corporate offices on the Investor Relations page of our website at www.enersys.com.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to read these proxy materials and cast your vote on the matters that will be presented at the Annual Meeting. Stockholders of record have the option of voting by telephone, through the Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. This will not prevent you from voting in person at the Annual Meeting.

I look forward to seeing you at the Annual Meeting. Thank you very much for your continued interest in EnerSys.

Sincerely,

John D. Craig

Chairman of the Board,

President and Chief Executive Officer

i

NOTICE

OF

ANNUAL MEETING OF STOCKHOLDERS

To Be Held July 20, 2006

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of EnerSys will be held on Thursday, July 20, 2006, at 10:00 a.m. (Eastern time) at its corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605, for the following purposes:

(1) Proposal No. 1: To elect three (3) Class II directors of EnerSys, each to serve for a term of three years and until their respective successors shall have been elected and qualified;

(2) Proposal No. 2: To approve the EnerSys 2006 Equity Incentive Plan;

(3) Proposal No. 3: To ratify the appointment, by the Audit Committee of EnerSys’ Board of Directors, of Ernst & Young LLP as EnerSys’ independent auditors for the fiscal year ending March 31, 2007; and

(4) To transact such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on June 1, 2006, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD MAY VOTE BY TELEPHONE, THROUGH THE INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. SPECIFIC INSTRUCTIONS FOR TELEPHONE AND INTERNET VOTING ARE SET FORTH ON THE ENCLOSED PROXY CARD.

By Order of the Board of Directors

Richard W. Zuidema

Executive Vice President Administration and

Secretary

Reading, Pennsylvania

June 20, 2006

ii

PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies. The Board of Directors of EnerSys is providing this Proxy Statement to solicit proxies for use at EnerSys’ annual meeting of stockholders to be held at its corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605 on Thursday, July 20, 2006, at 10:00 a.m. (Eastern time) or any adjournment or postponement thereof (the “Annual Meeting”). EnerSys is first delivering this Proxy Statement, the foregoing notice and the accompanying proxy card to stockholders on or about June 20, 2006. EnerSys will pay the expense of soliciting proxies. EnerSys expects to solicit proxies primarily by mail and through the Internet. EnerSys’ directors, officers and team members may also solicit proxies personally or by electronic means.

Purpose of the Meeting. At the Annual Meeting, our stockholders will be asked to vote on the following proposals:

Proposal No. 1: To elect three (3) Class II directors of EnerSys, each to serve for a term of three years and until their respective successors shall have been elected and qualified;

Proposal No. 2: To approve the EnerSys 2006 Equity Incentive Plan; and

Proposal No. 3: To ratify the appointment, by the Audit Committee of EnerSys’ Board of Directors, of Ernst & Young LLP as EnerSys’ independent auditors for the fiscal year ending March 31, 2007.

Record Date. Only stockholders of record at the close of business on June 1, 2006 (the “Record Date”), are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were 46,643,204 shares of EnerSys common stock outstanding, each of which will be entitled to one vote at the Annual Meeting.

Quorum. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting.

Voting and Revocation of Proxies. Stockholders of record can choose one of the following three ways to vote:

1. By mail: Complete, sign, date and return the enclosed proxy card in the pre-paid envelope provided. If you return the signed proxy card but do not mark the boxes showing how you wish to vote, your votes will be cast “FOR” the election of all director nominees, “FOR” the approval of the EnerSys 2006 Equity Incentive Plan, and “FOR” ratification of EnerSys’ independent auditors.

2. By telephone: Call the toll-free telephone number on the proxy card (888-693-8683) and follow the instructions.

3. Through the Internet: Access the website www.cesvote.com and follow the instructions.

We encourage each stockholder of record to submit your proxy electronically through the Internet, if that option is available, or by telephone. Delivery of a proxy in any of the three ways listed above will not affect a stockholder’s right to attend the Annual Meeting and vote in person. If your shares are held in “street name” (that is, through a broker, trustee or other holder of record), you will receive a proxy card from your broker seeking instructions as to how your shares should be voted. If no instructions are given, your broker or nominee may vote your shares at its discretion on your behalf on routine matters (such as the election of directors and the ratification of independent auditors) under New York Stock Exchange rules. You may not vote shares held in “street name” at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

Any stockholder giving a proxy may revoke it by doing any of the following:

•	Delivering a written notice of revocation to the Secretary of EnerSys, dated later than the proxy, before the vote is taken at the Annual Meeting;

•	Delivering a duly executed proxy to the Secretary of EnerSys, bearing a later date (including proxy by telephone or through the Internet) before the vote is taken at the Annual Meeting; or

•	Voting in person at the Annual Meeting (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to:

EnerSys

2366 Bernville Road

Reading, Pennsylvania 19605

Attention: Richard W. Zuidema, Executive Vice President Administration and Secretary

Required Votes. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of director nominees. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more director nominees will not be voted with respect to the director nominee or director nominees indicated.

The approval of the EnerSys 2006 Equity Incentive Plan and ratification of the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2007, requires the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting. With respect to these matters, abstentions will have the same effect as voting against such proposals and broker non-votes, if any, will not constitute or be counted as “votes” cast for purposes of this proposal.

Attendance at the Annual Meeting. Attendance at the Annual Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of EnerSys.

Metalmark and our Institutional Stockholders. Metalmark Capital LLC, an independent private equity firm established in 2004 by former principals of Morgan Stanley Capital Partners to manage Morgan Stanley Capital Partners’ private equity funds and to make private equity investments in a broad range of industries (“Metalmark”), certain institutional stockholders, certain members of our senior management and our Company entered into a Securityholder Agreement, dated as of July 26, 2004 (the “Securityholder Agreement”), which governs certain relationships among such parties. Metalmark and the Institutional Stockholders (as defined below) may be deemed to be a “group” for purposes of Section 13(d)(3) or Section 13(g)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), and Rule 13d-5(b)(1) thereunder. As of June 1, 2006, the Institutional Stockholders held approximately 71% of the outstanding shares of our common stock. The Institutional Stockholders have advised us that they intend to vote all such shares in favor of the Board’s nominees for director, in favor of the EnerSys 2006 Equity Incentive Plan, and in favor of the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2007. As a result, we are assured a quorum at the Annual Meeting, the election of the Board’s nominees for directors, the approval of the EnerSys 2006 Equity Incentive Plan, and the ratification of the appointment of Ernst & Young LLP.

The Institutional Stockholders are Morgan Stanley Dean Witter Capital Partners IV, L.P. (“MSCP IV, L.P.”), MSDW IV 892 Investors, L.P. (“MSCP IV 892, L.P.”), and Morgan Stanley Dean Witter Capital Investors IV, L.P. (“MSCI IV, L.P.”) (collectively, the “MSCP Funds”), Morgan Stanley Global Emerging Markets Private Investment Fund, L.P., and Morgan Stanley Global Emerging Markets Private Investors, L.P. (collectively, the “MSGEM Funds”), J.P. Morgan Direct Corporate Finance Institutional Investors LLC, J.P. Morgan Direct Corporate Finance Private Investors LLC, and 522 Fifth Avenue Fund, L.P. (collectively, the “J.P. Morgan Funds”), and First Plaza Group Trust and GM Capital Partners I, L.P. (collectively, the “GM Stockholders”). The MSCP Funds and the MSGEM Funds are hereinafter called, collectively, the “Morgan Stanley Funds.” For more information on the terms of, and the parties to, the Securityholder Agreement, see “Certain Relationships and Related Transactions—Securityholder Agreement” herein.

The general partners of the Morgan Stanley Funds are wholly owned subsidiaries of Morgan Stanley. An affiliate of Metalmark manages MSCP Funds IV, L.P. and MSCP IV 892, L.P. pursuant to a subadvisory agreement (the “Subadvisory Agreement”). In addition, under the Subadvisory Agreement, MSCI IV, L.P. is effectively obligated to vote or direct the vote and to dispose or direct the disposition of any of our shares owned directly by it on the same terms and conditions as MSCP IV, L.P. and MSCP IV 892, L.P. As a result of the Securityholder Agreement and the Subadvisory Agreement, Metalmark may be deemed to control our management and policies.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

EnerSys’ certificate of incorporation provides that the Board of Directors shall consist of not less than three nor more than eleven members, as fixed by the Board of Directors from time to time. The certificate of incorporation also divides the Board into three classes, with each class to be as nearly equal in number as possible. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, nominees for directors in that class will be considered for election for three-year terms at the annual meeting of stockholders in the year in which the term of directors in that class expires.

EnerSys’ Board of Directors currently consists of nine members, divided into three classes. The classes are composed of the following directors:

Mr. Fry, Mr. Lehman and Mr. Marlo are Class I directors, whose terms will expire at the 2008 annual meeting of stockholders;

Mr. Chung, Mr. Hoffman and Mr. Katsaros are Class II directors, whose terms will expire at the 2006 annual meeting of stockholders; and

Mr. Clifford, Mr. Craig, and Mr. Hoffen are Class III directors, whose terms will expire at the 2007 annual meeting of stockholders.

Director Nominees

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Hwan-yoon F. Chung, Michael C. Hoffman and Arthur T. Katsaros for election as Class II directors of EnerSys. Each of the nominees currently serves as a director of EnerSys and has consented to being named in this Proxy Statement and to serve if elected. Each of the directors elected at the Annual Meeting will hold office until the 2009 annual meeting of stockholders and until their successors are duly elected and qualified. If any of the nominees become unable to accept nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. EnerSys’ management, however, has no present reason to believe that any Class II nominee will be unable to serve as a director, if elected.

The three nominees who receive the highest number of votes cast at the Annual Meeting will be elected Class II directors. Shares represented by properly delivered proxies will be voted for the Class II nominees unless otherwise specified in the proxy by the stockholder. Any stockholder who wishes to withhold authority from the proxyholders to vote for the election of directors or to withhold authority to vote for any individual nominee may do so by voting his or her proxy to that effect. Stockholders cannot cumulate their votes for the election of directors. No proxy may be voted for a greater number of persons than the number of nominees named.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

BOARD OF DIRECTORS

The following table sets forth certain information with respect to the Company’s directors and the director nominees as of the Record Date:

Name	Age	Position with EnerSys	Year First Became Director	Term as Director will Expire(1)
John D. Craig	55	Chairman of the Board, President and Chief Executive Officer	2000	2007
Hwan-yoon F. Chung	32	Director	2006	2006
Kenneth F. Clifford	49	Director	2005	2007
Eric T. Fry	39	Director	2000	2008
Howard I. Hoffen	42	Director	2000	2007
Michael C. Hoffman	43	Director	2004	2006
Arthur T. Katsaros	58	Director	2005	2006
John F. Lehman	63	Director	2004	2008
Dennis S. Marlo	63	Director	2004	2008

(1)	Directors’ terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

The principal occupation and business experience during the last five years of, and other information with respect to, each nominee for election as a director of EnerSys and of each continuing director is as follows:

John D. Craig. Mr. Craig has served as Chairman of the Board of Directors, President and Chief Executive Officer and a Director of EnerSys since November 2000. From 1998 to October 2000, he served as President and Chief Operating Officer of Yuasa, Inc., the predecessor company to EnerSys. Mr. Craig joined Yuasa in 1994. Mr. Craig received his Master of Electronics Engineering Technology degree from Arizona State University and his Bachelor’s degree from Western Michigan University.

Hwan-yoon F. Chung. Mr. Chung has been a director of EnerSys since February 2006. Mr. Chung has been an Executive Director of Metalmark Capital LLC since its inception in 2004. Prior to joining Metalmark, he was an Executive Director of Morgan Stanley Private Equity from 2002 to 2004, and Vice President of Morgan Stanley Private Equity from 2000 to 2002. He is also a director of ACG Holdings, Inc. Mr. Chung received his Bachelor of Arts in Philosophy from the College of Arts and Sciences of the University of Pennsylvania, and his Bachelor of Science degree in Economics from the Wharton School of Business of the University of Pennsylvania.

Kenneth F. Clifford. Mr. Clifford has been a director of EnerSys since July 2005. Mr. Clifford has been the Chief Financial Officer and a Managing Director of Metalmark Capital LLC since its inception 2004. Prior to joining Metalmark, he was the Chief Financial Officer and a Managing Director of Morgan Stanley Capital Partners from 2000 to 2004. He joined Morgan Stanley in 1981 and Morgan Stanley Capital Partners in 1986. Mr. Clifford received his Bachelor of Science degree in Business and Economics from Lehigh University and his Master of Business Administration from New York University. He is a Certified Public Accountant in the State of New York.

Eric T. Fry. Mr. Fry has been a Director of EnerSys since November 2000. Mr. Fry has been a Managing Director of Metalmark Capital LLC since its formation in 2004. Prior to joining Metalmark, he was a Managing Director of Morgan Stanley & Co. Incorporated (“MS & Co.”) and Morgan Stanley Capital Partners from 2002 to 2004, and Executive Director of Morgan Stanley Capital Partners from 1998 to 2001. He joined MS & Co. initially in 1989. Mr. Fry serves as a Director of Mericap Credit Holdings LLC, Vanguard Health Systems Inc., Southern Care Inc., Direct Response Corporation, Homesite Group, Inc., American Color Graphics, Inc., and The Underwriter Group Limited. Mr. Fry received his Master of Business Administration degree from Harvard Business School and his Bachelor of Science degree in Economics from The Wharton School at the University of Pennsylvania.

Howard I. Hoffen. Mr. Hoffen has been a Director of EnerSys since November 2000. Mr. Hoffen has been the Chairman and Chief Executive Officer of Metalmark Capital LLC since its formation in 2004. Prior to joining Metalmark, from 2001 to 2004, he was the Chairman and CEO of Morgan Stanley Capital Partners and a Managing Director of MS & Co., since 1997. Mr. Hoffen serves as a Director of Catalytica Energy Systems, Inc., and Union Drilling, Inc., which are traded on the NASDAQ Stock Market. He is also a Director of the following private companies: Cantera Resources Holdings LLC, Concert Capital Resources, LP, Direct Response Corporation, Homesite Group, Inc., CP Power Inc., and Aqua Capital Management LLC. Mr. Hoffen received his Master of Business Administration degree from Harvard Business School and his Bachelor of Science degree from Columbia University.

Michael C. Hoffman. Mr. Hoffman has been a Director of EnerSys since the completion of our Offering on August 2, 2004. Mr. Hoffman has been a Managing Director of Metalmark Capital LLC since 2004. Prior to joining Metalmark, he was a Managing Director of Morgan Stanley Capital Partners from 1998 to 2004. He joined MS & Co. in 1986 and worked in the firm’s Strategic Planning Group prior to joining Morgan Stanley Private Equity in 1990. Mr. Hoffman is a Director of Aventine Renewable Energy, Inc., and American Color Graphics, Inc. Mr. Hoffman received his Bachelor of Science degree in Operations Research and Industrial Engineering from Cornell University.

Arthur T. Katsaros. Mr. Katsaros has been a Director of EnerSys since July 2005. Mr. Katsaros has been the Group Vice President—Development and Technology of Air Products and Chemicals, Inc. since 2002. From 1996 through 2002, he was Group Vice President of Engineered Systems and Operations of Air Products. Mr. Katsaros received a Bachelor of Science degree in Chemical Engineering from Worcester Polytechnic Institute in 1969 and a Master of Business Administration from Lehigh University in 1977. He also completed the Advanced Management Program at Harvard University’s Graduate School of Business in 1992.

John F. Lehman. Mr. Lehman has been a Director of EnerSys since the completion of our Offering on August 2, 2004. Mr. Lehman is a founding partner of J.F. Lehman & Company, a private equity firm, and has been its Chairman since November 1990. Prior to founding J.F. Lehman & Company, Mr. Lehman was a Managing Director in Corporate Finance at PaineWebber Incorporated, served for six years as Secretary of the Navy, was a member of the National Security Council Staff, served as a delegate to the Mutual Balanced Force Reductions negotiations and was the Deputy Director of the Arms Control and Disarmament Agency. Mr. Lehman serves as a Director of Ball Corporation, which is traded on the New York Stock Exchange. He is the Chairman of the following private companies: Special Devices, Incorporated, OAO Technology Solutions, Inc., Racal Instruments, Inc. and Racal Acoustics Ltd. He also serves as a Director of ISO Inc., a private company. Mr. Lehman is a member of the National Commission on Terrorist Attacks upon the United States. He is also Chairman of the Princess Grace Foundation. Mr. Lehman received his Bachelor of

Science degree from St. Joseph’s University, his Bachelor of Arts and Master of Arts degrees from Cambridge University and a Doctorate from the University of Pennsylvania.

Dennis S. Marlo. Mr. Marlo has been a Director of EnerSys since the completion of our Offering on August 2, 2004. Mr. Marlo has served as an Executive Vice President of Sovereign Bancorp, Inc. since June 2004 and served as Chief Risk Management Officer of Sovereign Bancorp, Inc. from April 2001 through June 2004. Mr. Marlo joined Sovereign in February 1998 as the President of the Pennsylvania Division of Sovereign Bank and was appointed Chief Financial Officer and Treasurer of Sovereign in May 1998, serving in that capacity through April 2001. Prior thereto, Mr. Marlo served as President and Chief Executive Officer of ML Bancorp Inc., a predecessor company of Sovereign, and as a partner with KPMG, LLP. Mr. Marlo completed the Graduate School of Community Bank Management at the University of Texas at Austin and received his Bachelor of Science degree in Accounting from La Salle University. He is a certified public accountant.

Messrs. Chung, Clifford, Fry, Hoffen and Hoffman serve on our Board of Directors as designated by Metalmark pursuant to the Securityholder Agreement and the Subadvisory Agreement. Such agreements effectively permit Metalmark to designate a majority of the nominees for election to our Board of Directors. The Securityholder Agreement also provides that our Chief Executive Officer shall be nominated to the Board of Directors. The stockholders party to the Securityholder Agreement, including certain members of our senior management, have agreed to vote their shares of our common stock to elect these nominees for director.

CORPORATE GOVERNANCE

Controlled Company Exemption

Because Metalmark and the Institutional Stockholders, who are party to the Securityholder Agreement, hold more than 50% of the voting power of EnerSys, we are a “controlled company” under the New York Stock Exchange listing requirements. So long as we are a “controlled company,” we may elect not to comply with the NYSE’s requirements that a majority of our Board of Directors be independent directors and that all the members of our Compensation Committee and Nominating and Corporate Governance Committee be independent directors. We have so elected and, accordingly, we do not have a majority of independent directors on our Board of Directors and our Nominating and Corporate Governance and Compensation Committees are not comprised entirely of independent Directors. We intend to continue to take advantage of the “controlled company” exemption unless and to the extent Metalmark shall otherwise request.

Independence of Directors

In June 2006, EnerSys’ Board of Directors determined that Messrs. Katsaros, Lehman and Marlo are independent from EnerSys and EnerSys’ management under the NYSE’s listing standards. The Board considered all relevant facts and circumstances in making these independence determinations and concluded that there were no material relationships between either of Messrs. Katsaros, Lehman or Marlo and EnerSys. There are no family relationships among our directors or executive officers.

Access to Corporate Governance Documents

EnerSys’ corporate governance information and materials, including our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, and Code of Business Conduct and Ethics, are available on the Investor Relations page of EnerSys’ website at www.enersys.com and any stockholder may obtain printed copies of these documents by writing to Investor Relations at: EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, or by e-mail at: investorrelations@enersys.com or by calling Investor Relations at (610) 236-4040. Information contained on the website is not incorporated by reference or otherwise considered part of this Proxy Statement.

Committees of our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Our Board of Directors from time to time may establish other committees.

Audit Committee

Our Audit Committee consists of Messrs. Marlo (Chairperson), Katsaros and Lehman. The Board of Directors has determined that Mr. Marlo is an “audit committee financial expert,” as such term is defined in rules promulgated by the SEC under the Exchange Act. The Board of Directors has determined that Messrs. Katsaros, Lehman and Marlo are independent directors. EnerSys’ Audit Committee held a total of seven (7) meetings in the fiscal year ended March 31, 2006, six (6) of which were in person and one (1) of which was held telephonically.

The Audit Committee is responsible for:

•	appointing, compensating and overseeing the Company’s independent registered public accounting firm (“independent auditors”);

•	overseeing management’s fulfillment of its responsibilities for financial reporting and internal control over financial reporting; and

•	overseeing the activities of the Company’s internal audit function.

For additional information, see “Audit Committee Report” herein and the Company’s Audit Committee Charter, which is available on the Investor Relations page of our website at www.enersys.com.

Compensation Committee

Our Compensation Committee consists of Messrs. Hoffen (Chairman), Fry and Marlo. The Compensation Committee is responsible for:

•	reviewing and approving the compensation of our Chief Executive Officer and other executive officers;

•	reviewing and consulting with the Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters; and

•	administering our stock plans and other incentive compensation plans.

None of our executive officers serves as a member of the Board of Directors or the Compensation Committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee. This Committee held a total of eleven (11) meetings in the fiscal year ended March 31, 2006, five (5) of which were in person, and six (6) of which were held telephonically.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Hoffen (Chairperson), Fry and Marlo. The Board of Directors has determined that Mr. Marlo is an independent director. Messrs. Hoffen and Fry are not independent directors by virtue of their affiliations with Metalmark, which beneficially owns more than 50% of our outstanding common stock. The Nominating and Corporate Governance Committee is responsible for identifying and recommending potential candidates qualified to become board members, recommending directors for appointment to board committees and developing and recommending to our Board of Directors a set of corporate governance principles. The Committee held a total of four (4) meetings in the fiscal year ended March 31, 2006, three (3) of which were in person, and one (1) of which was held telephonically.

Process for Selection of Director Nominee Candidates

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of EnerSys are that a candidate demonstrate, by significant accomplishments in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of EnerSys and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee considers the following characteristics in reviewing director candidates:

•	integrity and character;

•	sound and independent judgment;

•	breadth of experience;

•	insight and knowledge;

•	business acumen;

•	leadership skills;

•	scientific or technology expertise;

•	familiarity with issues affecting global businesses in diverse industries;

•	prior government service; and

•	diversity of backgrounds and experience.

In addition to these requirements, the Nominating and Corporate Governance Committee will also evaluate, in the context of the needs of the Board, whether the nominee’s skills are complementary to the existing Board members’ skills, and assess any material relationships with EnerSys or third parties that might adversely impact independence and objectivity, as well as such other criteria as the Nominating and Corporate Governance Committee determines to be relevant at the time. The Nominating and Corporate Governance Committee, Committee Chair and/or EnerSys’ Chief Executive Officer interview candidates that meet the criteria, and the Nominating and Corporate Governance Committee selects candidates that best suit the Board’s needs. EnerSys may from time to time hire an independent search firm to help identify and facilitate the screening and interview process of director candidates.

Mr. Chung, who was first appointed to the Board in February 2006, and Mr. Clifford, who was first appointed to the Board in July 2005, each were recommended for consideration by the Nominating and Corporate Governance Committee by the stockholders of EnerSys that are party to the Securityholder Agreement. See “General Information—Metalmark and our Institutional Stockholders.” Mr. Katsaros, who was first appointed to the Board in July 2005, was recommended for consideration to the Nominating and Corporate Governance Committee by our General Counsel.

Stockholders may recommend qualified persons for consideration by the Nominating and Corporate Governance Committee. Stockholders making a recommendation must submit the same information as that required to be included by EnerSys in its Proxy Statement with respect to nominees of the Board of Directors. The stockholder recommendation should be submitted in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605 (Attn: Richard W. Zuidema, Executive Vice President Administration and Secretary).

The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. However, the Nominating and Corporate Governance Committee will also review the performance as a director of any person already serving on the Board of Directors of EnerSys in determining whether to recommend that the Director be re-nominated.

Charters of the Committees of the Board of Directors

The Audit Committee, Nominating and Corporate Governance Committee, and Compensation Committee each operate pursuant to a written charter adopted by the Board of Directors. Each Committee reviews its charter at least annually. Copies of the charters are available on the Investor Relations page of EnerSys’ website at www.enersys.com or in print upon request. See “Corporate Governance—Access to Corporate Governance Documents.”

Director Attendance at Board, Committee and Annual Meetings

EnerSys’ Corporate Governance Guidelines provide that directors are expected to attend meetings of the Board and meetings of the committees on which they serve. During our fiscal year 2006, the Board of Directors met a total of five (5) times. Each director attended at least 75% of the total number of meetings of the Board and its committees on which the director served during the fiscal year, based on the number of such meetings held during the period for which each person served as a director or on a committee. It is the Company’s policy that directors are invited and encouraged to attend the Annual Meeting. The Chairman of the Board attended the 2005 annual meeting of stockholders.

Executive Sessions of Non-Management Directors

The Board has established a policy requiring non-management directors to meet in executive session periodically during the course of each year and has established procedures for determining which non-management director will serve as the presiding director for these executive sessions. The presiding director is designated by the Board of Directors. Mr. Hoffen has been designated as the presiding director for fiscal year 2007. In addition, it is expected that at least once a year the independent directors will meet in a separate executive session.

Communications with the Board of Directors

Stockholders and other interested parties who desire to communicate directly with EnerSys’ non-management directors should submit such communication in writing addressed to the “Presiding Director” or “Non-Management Directors,” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by email to the Presiding Director or Non-Management Directors at presidingdirector@enersys.com. Communications intended for the full Board of Directors may be submitted in the same manner.

Stockholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with EnerSys’ Audit Committee in writing addressed to the “Audit Committee Chair” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by e-mailing the Audit Committee at auditcommittee@enersys.com.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to our Chief Executive Officer, Chief Financial Officer and Controller, as well as our other officers, directors and employees. The code is available on the Investor Relations page of EnerSys’ website at www.enersys.com or in print upon request. See “Corporate Governance—Access to Corporate Governance Documents.” Any amendment to, or waiver from, the Code for executive officers or directors will be disclosed on the Investor Relations page of EnerSys’ website at www.enersys.com.

Director Compensation

EnerSys believes that the amount, form and methods used to determine director compensation are important ingredients in (i) attracting and retaining directors who are independent, interested, diligent and actively involved in overseeing EnerSys’ affairs; and (ii) more substantially aligning the interests of EnerSys’ directors with the interests of EnerSys’ stockholders.

Our directors (other than Mr. Craig, our Chairman, President and Chief Executive Officer) receive an annual retainer of $50,000 and a fee of $2,500 for each of our board meetings, and $1,000 for each committee meeting, attended in person (or $1,250 for each of our board meetings, and $500 for each committee meeting, attended by telephone). Each of our directors annually receives options to acquire 2,500 shares of common stock at an exercise price equal to the closing market price on the date of the grant. Such options vest immediately prior to the annual meeting of stockholders following such grant. We reimburse directors for reasonable expenses incurred in connection with their attendance at board and committee meetings.

PROPOSAL NO. 2

APPROVAL OF THE ENERSYS 2006 EQUITY INCENTIVE PLAN

The Board of Directors has adopted the 2006 Equity Incentive Plan, which we refer to as the 2006 EIP, and recommends it for stockholder approval. The Board believes it to be in the best interest of the Company to adopt the 2006 EIP to promote our long-term growth and profitability by providing our employees and non-employee directors with incentives to improve the value of our common stock. We are seeking your approval so that we may use the 2006 EIP to grant incentive stock options (options that enjoy certain favorable tax treatment under Sections 421 and 422 of the Internal Revenue Code of 1986, as amended (the “Code”)) and to enhance our ability to grant awards that qualify for the performance-based exception to the federal income tax deduction limits that otherwise apply to us under Section 162(m) of the Code.

2006 EIP Description

The following is a summary of the material terms of our 2006 EIP. This description is not complete. For more information, we refer you to the full text of the 2006 EIP, which is attached as Exhibit 1. We adopted the 2006 EIP effective prior to the mailing date of this proxy statement.

The 2006 EIP authorizes the grant of “non-qualified” (for purposes of the Code) stock options, incentive stock options (for purposes of the Code), stock appreciation rights (including tandem stock appreciation rights), restricted stock, restricted stock units and other stock-based awards to our employees, directors and affiliates. A maximum of 2,600,000 shares of our common stock may be subject to awards under the 2006 EIP. The number of shares issued or reserved pursuant to the 2006 EIP (or pursuant to outstanding awards) is subject to adjustment as a result of mergers, consolidations, reorganizations, stock splits, stock dividends and other dilutive changes in our common stock. Shares subject to any awards that expire without being exercised or that are forfeited or settled in cash shall again be available for future grants of awards under the 2006 EIP. In addition, shares subject to awards that have been retained by us in payment or satisfaction of the purchase price or tax withholding obligation of an award shall not count against the limit described above, and only the number of shares delivered in the settlement of stock appreciation rights shall count against the limit. The maximum number of shares of our common stock that may be granted in connection with awards granted under the 2006 EIP to any participant during any calendar year shall not exceed 300,000 shares. The closing price of our common stock on the New York Stock Exchange was $17.25 on June 15, 2006 (the most recent date for which such information was available before the mailing of this proxy statement).

Administration. The 2006 EIP is administered by our Compensation Committee provided that all actions of the Compensation Committee require approval of the Board. The Compensation Committee has the sole discretion to determine the employees and directors to whom awards may be granted under the 2006 EIP, the manner in which such awards will vest and the other conditions applicable to awards. Options, stock appreciation rights, restricted stock and other stock-based awards may be granted by the Compensation Committee to employees and directors in such numbers and at such times during the term of the 2006 EIP as the Compensation Committee shall determine. The Compensation Committee is authorized to interpret the 2006 EIP, to establish, amend and rescind any rules and regulations relating to the 2006 EIP and to make any other determinations that it deems necessary or desirable for the administration of the 2006 EIP. The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in the 2006 EIP in the manner and to the extent the Compensation Committee deems necessary or desirable. Grants under the 2006 EIP will be made in the discretion of the Compensation Committee and, accordingly, are not yet determinable. In addition, benefits under the 2006 EIP will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by the participants. Consequently, it is not possible to determine the benefits that might be received by participants under the 2006 EIP.

Options. The Compensation Committee will determine the exercise price (which shall not be less than the fair market value of the underlying share at the time of grant) and other terms for each option and whether the options are non-qualified stock options or incentive stock options. Incentive stock options may be granted only to employees and are subject to certain other restrictions. To the extent an option intended to be an incentive stock option does not so qualify, it will be treated as a non-qualified option. An option holder may exercise an option by written notice and payment of the exercise price in a form acceptable to the Compensation Committee, which may include: by cash, check or wire transfer; by the surrender of a number of shares of common stock already owned by the option holder for at least the minimum period required by law and to avoid any accounting charge with a fair market value equal to the exercise price; to the extent permitted by law, through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and to deliver to us an amount out of the proceeds of the sale equal to the aggregate exercise price for the shares being purchased; or another method approved by the Compensation Committee.

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights independent of or in connection with an option. The exercise price per share of a stock appreciation right will be an amount determined by the Compensation Committee (but shall not be less than the fair market value of the underlying share at the time of grant), and the Compensation Committee will determine the other terms applicable to stock appreciation rights. Generally, each stock appreciation right will entitle a participant upon exercise to an amount equal to:

•	the excess of the fair market value on the exercise date of one share of common stock over the exercise price, times

•	the number of shares of common stock covered by the stock appreciation right.

Payment shall be made in common stock or in cash, or partly in common stock and partly in cash, all as shall be determined by the Compensation Committee.

Restricted Stock and Restricted Stock Units. The Compensation Committee may award restricted common stock and restricted stock units. Restricted stock awards consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. Restricted stock unit awards result in the transfer of shares of cash or stock to the participant only after specified conditions are satisfied. The Compensation Committee will determine the restrictions and conditions applicable to each award of restricted stock or restricted stock units.

Other Stock-Based Awards. The Compensation Committee may grant awards of rights to purchase stock, bonus shares, phantom stock units, performance shares and other awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, shares of our common stock. The other stock-based awards will be subject to terms and conditions established by the Compensation Committee.

Performance Criteria. Vesting of awards granted under the 2006 EIP may be subject to the satisfaction of one or more performance goals established by the Compensation Committee. The performance goals may vary from participant to participant, group to group, and period to period, may be based on a specified increase or decrease in any measure, and may be measured on an absolute or relative basis or in comparison to a peer group or other market measure. Among the performance goals that the Compensation Committee may use are the following (or any combination thereof): (a) cash flow; (b) earnings (including, without limitation, gross margin, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings before taxes (“EBT”), and net earnings); (c) earnings per share; (d) growth in earnings or earnings per share; (e) stock price; (f) return on equity or average stockholders’ equity; (g) total stockholder return; (h) return on capital; (i) return on assets or net assets; (j) return on investment; (k) sales, growth in sales or return on sales; (l) income or net income; (m) operating income or net operating income; (n) operating profit or net operating profit; (o) operating margin; (p) return on operating revenue; (q) economic profit, (r) market share; (s) overhead or other expense reduction; (t) net debt; (u) working capital (including components thereof); (v) growth in stockholder value relative to various indices, including, without limitation, the S&P 500 Index or the Russell 2000 Index, and (w) strategic plan development and implementation.

Transferability. Unless otherwise determined by the Compensation Committee, awards granted under the 2006 EIP are not transferable other than by will or by the laws of descent and distribution.

Change of Control. The Compensation Committee may provide, either at the time an award is granted or thereafter, that a change in control (as defined in the 2006 EIP) that occurs after the offering shall have such effect as specified by the Compensation Committee (including the acceleration of vesting or payment of awards), or no effect, as the Compensation Committee in its sole discretion may provide.

Term of the 2006 EIP; Amendment and Termination. The 2006 EIP became effective on June 16, 2006, the date of its approval by the Board, subject to stockholder approval. The 2006 EIP will terminate on June 16, 2016, unless sooner terminated. The Board may amend, alter or discontinue the 2006 EIP in any respect at any time, but no amendment may diminish any of the rights of a participant under any awards previously granted. In addition, shareholder approval is required for any amendment that would increase the maximum number of shares available for awards, reduce the price at which options may be granted, reduce the exercise price of any outstanding option or extend the term of the 2006 EIP.

Federal Income Tax Consequences of Awards

The following discussion summarizes certain federal income tax consequences of the issuance and receipt of options and other stock-based awards under the 2006 EIP under the law as in effect on the date hereof. The summary does not purport to cover all federal employment tax or other federal tax consequences that may be associated with the 2006 EIP, nor does it cover state, local, or non-U.S. taxes.

When a non-qualified stock option is granted, no income will be recognized by the option holder. When a non-qualified stock option is exercised, in general, the option holder will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the underlying common stock on the date of exercise over the exercise price multiplied by the number of shares of common stock equal to the amount of compensation income recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

A participant is not taxed on the grant or exercise of an incentive stock option (an “ISO”). The difference between the exercise price and the fair market value of the shares on the exercise date will, however, be a preference item for purposes of the alternative minimum tax. If an option holder holds the shares acquired upon exercise of an ISO for at least two years following the option grant date and at least one year following exercise, the option holder’s gain, if any, upon a subsequent disposition of such shares is long term capital gain. The measure of the gain is the difference between the proceeds received on disposition and the option holder’s basis in the shares (which generally equals the exercise price). If an option holder disposes of stock acquired pursuant to exercise of an ISO before satisfying the one and two-year holding periods described above, the option holder will recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income will be the lesser of (i) the amount realized on disposition less the option holder’s adjusted basis in the stock (usually the exercise price) or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. The balance of the consideration received on such a disposition will be long-term capital gain if the stock had been held for at least one year following exercise of the ISO and otherwise will be short-term capital gain. We are not entitled to an income tax deduction on the grant or exercise of an ISO or on the option holder’s disposition of the shares after satisfying the holding period requirement described above. If the holding periods are not satisfied, we will be entitled to a deduction in the year the option holder disposes of the shares in an amount equal to the ordinary income recognized by the option holder.

When a stock appreciation right is granted, no income will be recognized by the participant. When a stock appreciation right is exercised, in general, the participant will recognize ordinary compensation income equal to the cash and/or the fair market value of the shares received upon exercise. We generally are entitled to a deduction equal to the compensation income recognized by the participant.

Generally, when a restricted stock unit or a share of restricted stock is granted, no income will be recognized by the participant. Upon the payment to the participant of common shares in respect of restricted share units or the release of restrictions on restricted stock, the participant generally recognizes ordinary compensation income equal to the fair market value of the shares as of the date of delivery or release. We generally are entitled to a deduction equal to the compensation income recognized by the participant.

A participant may be required to pay to us or make arrangements satisfactory to us to satisfy all federal, state and other withholding tax requirements related to awards under the 2006 EIP.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, RATIFICATION AND ADOPTION OF THE ENERSYS 2006 EQUITY INCENTIVE PLAN

Equity Compensation Plan Information

The following table sets forth information as of March 31, 2006, regarding all of our existing compensation plans pursuant to which equity securities are authorized for issuance to employees and non-employee directors.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1)	Total of securities reflected in columns (a) and (c)
	(a)	(b)	(c)	(d)
Equity Compensation Plans Approved By Stockholders(1)	6,786,068	$13.71	172,618	6,958,686
Equity Compensation Plans Not Approved By Stockholders	—	—	—	—
Total	6,786,068	$13.71	172,618	6,958,686

(1)	The securities available for issuance may be in the form of options, incentive stock options, restricted shares, bonus shares, stock appreciation rights, stock units, or performance shares.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of EnerSys has appointed Ernst & Young LLP, independent registered public accounting firm, as EnerSys’ independent auditors for the fiscal year ending March 31, 2007. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the appointment.

Ernst & Young LLP has conducted the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ended March 31, 2006. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF ERNST & YOUNG LLP AS ENERSYS’ INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MARCH 31, 2007.

EXECUTIVE OFFICERS

Our current executive officers, and certain information regarding them (other than Mr. Craig, whose information is included under “Board of Directors”) are listed below. All data is as of June 20, 2006.

Michael T. Philion, age 54, Executive Vice President—Finance and Chief Financial Officer. Mr. Philion has served as Executive Vice President—Finance and Chief Financial Officer since November 2000. He started with the Company’s predecessor in 1994. Mr. Philion is a certified public accountant. He received his Bachelor of Science degree in Accounting from Pennsylvania State University.

Richard W. Zuidema, age 57, Executive Vice President—Administration and Secretary. Mr. Zuidema served as Executive Vice President—Administration and Secretary since March 2002. From November 2000 until March 2002, Mr. Zuidema was Executive Vice President—Administration and International. He started with the Company’s predecessor in 1998. Mr. Zuidema received his Master of Business Administration degree from the University of Buffalo and his Bachelor of Sciences degree in Business Administration and Finance from the State University of New York.

John A. Shea, age 43, Executive Vice President, Americas. Mr. Shea has served as Executive Vice President, Americas since February 2005. Prior thereto, Mr. Shea served as Executive Vice President—Motive Power Americas since March 2002. From November 2000 to March 2002, he served as Executive Vice President—Motive Power. He started with the Company’s predecessor in 1988. Mr. Shea received his Bachelor of Arts degree in Business Administration with a double major in Marketing and Human Resource Management from California State University.

Raymond R. Kubis, age 52, President—Europe. Mr. Kubis has served as President—Europe, since March 2002. From October 1998 to March 2002, Mr. Kubis was Vice President, General Manager, Motive Power, for the Energy Storage Group of Invensys plc. Mr. Kubis received his Master of Business Administration degree from The Wharton School of the University of Pennsylvania and his Bachelor of Science degree in Accounting from the University of Illinois.

Patrick S. Steffen, age 56, Senior Vice President—Asia. Mr. Steffen has served as Senior Vice President—Asia since September 2005. From 1999 to 2002, he served as President, Energy Storage Group of Invensys plc. He has served in a number of executive roles with Okidata Corporation and General Electric Company. Mr. Steffen received his Bachelor of Sciences degree in Industrial Distribution from Clarkson University.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the short-term annual and long-term compensation awarded to, earned by or paid for services in all capacities to EnerSys with respect to the fiscal years ended March 31, 2006, and March 31, 2005, for EnerSys’ Chief Executive Officer and each of the other four most highly compensated senior executive officers of EnerSys as of the end of the last fiscal year (collectively, the “Named Executive Officers”):

Summary Compensation Table

		Annual Compensation									Long-Term Compensation Awards
Name and Principal Position	Year	Salary			Bonus			Other Annual Compensation			Securities Underlying Options/SARS (#)	Restricted Stock ($)	All Other Compensation
John D. Craig Chairman, President and Chief Executive Officer and Director	2006 2005 2004	$ $ $	745,000 725,000 725,000		$ $ $ $	223,500 356,500 725,000 3,687,855	(3) (4)	$ $ $	2,100 2,100 2,100	(1) (1) (1)	0 20,504 128,278	629,434 0 0	$ $ $	33,366 41,527 38,550	(2) (2) (2)

Michael T. Philion Executive Vice President-Finance and Chief Financial Officer	2006 2005 2004	$ $ $	344,000 335,000 335,000		$ $ $	61,900 98,800 201,000 1,580,280	(3) (4)	$ $ $	2,100 2,100 2,100	(1) (1) (1)	0 8,179 51,300	229,479 0 0	$ $ $	11,310 19,385 12,537	(5) (5) (5)

Richard W. Zuidema Executive Vice President- Administration and Secretary	2006 2005 2004	$ $ $	345,000 336,000 336,000		$ $ $ $	62,100 99,100 201,600 1,207,049	(3) (4)	$ $ $	2,100 2,100 2,100	(1) (1) (1)	0 8,179 51,300	229,479 0 0	$ $ $	11,313 18,200 10,137	(5) (5) (5)

John A. Shea Executive Vice President- Americas	2006 2005 2004	$ $ $	335,000 311,000 311,000		$ $ $ $	60,300 91,800 186,600 1,259,796	(3) (4)	$ $ $	2,100 2,100 2,100	(1) (1) (1)	0 8,179 51,300	229,479 0 0	$ $ $	11,448 20,089 12,166	(5) (5) (5)

Raymond R. Kubis President-Europe	2006 2005 2004	$ $ $	370,260 386,880 366,048	(6) (7) (8)	$ $ $ $	66,500 114,140 217,587 415,477	(9) (9) (9) (4)	$ $ $	59,488 108,843 75,894	(10) (10) (10)	0 8,179 51,300	288,495 0 0	$ $ $	23,882 25,162 22,860	(11) (11) (11)

(1)	Consists of car allowance benefits.
(2)	Consists of long-term disability premiums in the amount of $7,150 for fiscal year 2006, $7,150 for fiscal year 2005, and 7,150 for fiscal year 2004; 401(k) matching contributions in the amount of $12,260 for fiscal year 2006, $19,975 for fiscal year 2005, and $15,500 for fiscal year 2004; benefits under a split dollar life insurance policy in the amount of $1,040 for fiscal year 2006, $960 for fiscal year 2005, and $890 for fiscal year 2004; and $12,916 of imputed income associated with the term insurance portion of the policy for fiscal year 2006, $13,442 for fiscal year 2005, and $15,010 for fiscal year 2004 resulting from the premiums paid in fiscal years 2006, 2005, and 2004, respectively. These benefits represent the price of the term portion of the policy premiums plus the discounted present value of the imputed interest on the investment portion of the premiums over Mr. Craig’s expected life. The annual premiums for Mr. Craig’s insurance policy totaled $31,100 per year for the 2006, 2005 and 2004 fiscal years.
(3)	Consists of normal bonus for fiscal year ended March 31, 2004, paid in the fiscal year ended March 31, 2005.
(4)	Consists of a one-time payment in connection with our recapitalization on March 17, 2004. To treat management equitably with other stockholders, because significant portions of management’s equity interests were in the form of options to purchase shares of our common or preferred stock, we made a cash distribution to each individual based on the aggregate in-the-money value of his or her vested options. These one-time bonus payments were made to all members of management who held unexercised options.
(5)	Consists of 401(k) matching contributions.
(6)	U.S. dollar equivalent of annual salary of €306,000, based on an exchange rate at March 31, 2006, of $1.21 to €1.00.
(7)	U.S. dollar equivalent of annual salary of €297,600, based on an exchange rate at March 31, 2005, of $1.30 to €1.00.
(8)	U.S. dollar equivalent of annual salary of €297,600, based on an exchange rate at March 31, 2004, of $1.23 to €1.00.
(9)	Consists of U.S. dollar equivalent of fiscal year 2006 bonus of €54,959, fiscal year 2005 bonus of €87,800, and fiscal year 2004 bonus of €176,900, based on exchange rates at March 31, 2006, of $1.21 to €1.00, March 31, 2005, of $1.30 to €1.00, and March 31, 2004, of $1.23 to €1.00, respectively.

(10)	U.S. dollar equivalent of €71,980 for fiscal year 2006, €89,726 for fiscal year 2005, and €61,703 for fiscal year 2004, based on exchange rates at March 31, 2006, of $1.21 to €1.00, March 31, 2005, of $1.30 to €1.00 and March 31, 2004, of $1.23 to €1.00, respectively. This represents perquisites paid to Mr. Kubis for fiscal years 2006, 2005 and 2004 and includes private school tuition of $ 27,286 in fiscal year 2006, $59,020 in fiscal year 2005 and $55,781 in fiscal year 2004 for Mr. Kubis’ children, personal travel expenses of $20,871, $29,932 and $9,546, respectively, car allowance benefits of $6,171, $6,631 and $2,688, respectively, and payments of $5,161, $13,260 and $7,879, respectively, for tax advisory services.
(11)	This represents the U.S. dollar equivalent of €19,737 for fiscal year 2006, €19,356 for fiscal year 2005 and €18,585 for fiscal year 2004 in pension contributions to an individual retirement account, based on exchange rates at March 31, 2006, of $1.21 to €1.00, March 31, 2005, of $1.30 to €1.00, and at March 31, 2004, of $1.23 to €1.00.

Aggregated Option/SAR Exercises in Fiscal 2006 and Fiscal Year-End Option/SAR Values

None of our Named Executive Officers exercised options to purchase our common stock during the fiscal year ended March 31, 2006. The following table shows information about the value of each of our Named Executive Officers’ unexercised options as of March 31, 2006.

Fiscal 2006 Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John D. Craig Chairman, President and Chief Executive Officer	—	—	2,114,231	—	$4,573,578	—
Michael T. Philion Executive Vice President—Finance and Chief Financial Officer	—	—	862,018	—	$1,994,994	—
Richard W. Zuidema Executive Vice President—Administration and Secretary	—	—	804,347	—	$1,414,824	—
John A. Shea Executive Vice President—Americas	—	—	812,600	—	$1,497,849	—
Raymond R. Kubis President—Europe	—	—	445,875	—	$708,525	—

(1)	Based upon the number of options with an exercise price of less than $13.80, the closing price of our stock on March 31, 2006.

EMPLOYMENT AGREEMENTS

All of our Named Executive Officers have entered into employment or directorship agreements with us. The following is a description of the material terms of these agreements.

Employment Agreements with Messrs. Craig, Philion, Zuidema and Shea

We entered into an employment agreement with Mr. Craig on November 9, 2000. Mr. Craig’s employment agreement is for a three-year term that is automatically extended on a daily basis to continue for three years from the date of such extension. Mr. Craig’s employment agreement provides that we will nominate and use our best efforts to cause him to be elected as a director and as Chairman of the Board and that he shall also serve as the

Chief Executive Officer and Chairman of the Board of each direct and indirect subsidiary of EnerSys. Mr. Craig’s employment agreement provides that he may not compete with our business for three years following termination of his employment.

We entered into employment agreements with each of Messrs. Philion, Zuidema and Shea on November 9, 2000. These employment agreements are for a two-year term that is automatically extended on a daily basis to continue for two years from the date of such extension. These employment agreements provide generally that the executive may not compete with our business for two years following termination of his employment.

On June 16, 2006, the Compensation Committee increased the base salaries, effective on a retroactive basis to April 1, 2006, for each of Messrs. Craig, Philion, Zuidema and Shea by approximately five percent (5%) over their respective base salaries for fiscal year 2006. Mr. Craig’s base salary was increased to $783,000 from $745,000; Mr. Philion’s base salary was increased to $ 362,000 from $344,000; Mr. Zuidema’s base salary was increased to $363,000 from $345,000; and Mr. Shea’s base salary was increased to $352,000 from $335,000. Contingent upon meeting goals established by the Board of Directors and the Compensation Committee, Mr. Craig is entitled to a bonus of up to 100% of base salary, and each of Messrs. Philion, Zuidema and Shea is entitled to a bonus of up to 60% of base salary. The employment agreements for each of the executives provide that if any payments owed to the executive (whether pursuant to the respective employment agreement or otherwise) are subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, we will provide the executive with a tax gross-up payment such that, after payment of any excise tax on the underlying payment and all taxes on the gross-up payment, the executives would retain an amount before payment of income and employment taxes equal to the underlying payment.

We may terminate the employment of each of Messrs. Craig, Philion, Zuidema or Shea for cause if he has been involved in any of the following: the commission of a felony or crime involving moral turpitude; a knowing and intentional fraud; an act or omission that is materially injurious to EnerSys; or the willful and continued failure or refusal to substantially perform his duties as an employee of EnerSys. If we were to terminate the employment of one of these executives without cause, or if he were to resign with good reason (as defined below), we would be obligated to pay him his base salary, plus annual bonuses in an amount equal to the average of his two most recent annual bonuses, for the remainder of the term of the employment agreement. “Good reason” means any of the following: a decrease in base salary; a material diminution of authority, responsibilities or positions of the executive; a relocation to any office location that is more than 50 miles from Reading, Pennsylvania; or our giving notice that we intend to discontinue the automatic extension of the employment agreement.

Directorship Agreement with Mr. Kubis

On January 8, 2002, Mr. Kubis entered into a directorship agreement and a managing directorship agreement with us with respect to his services as President-Europe. These directorship agreements are for two-year terms that may be extended at our option. They were last amended on April 13, 2005. They provide generally that Mr. Kubis may not compete with our business for at least 12 months following termination of his directorship. On June 16, 2006, the Compensation Committee increase the base salary, effective on a retroactive basis to April 1, 2006, for Mr. Kubis by approximately five percent (5%) over his base salary for fiscal year 2006. Mr. Kubis’ base salary was increased to €321,000 (U.S. dollar equivalent of $388,400, based on an exchange rate at March 31, 2006, of $1.21 to €1.00) from €306,000. Contingent upon meeting goals established by the Board of Directors and the Compensation Committee, Mr. Kubis is entitled to an annual bonus of up to 60% of base salary. The directorship agreement provides that if any payments due to Mr. Kubis are subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, we will provide Mr. Kubis with a tax gross-up payment such that, after payment of any excise tax on the underlying payment and all taxes on the gross-up payment, Mr. Kubis would retain an amount before payment of income and employment taxes equal to the underlying payment.

We may terminate Mr. Kubis’ directorship appointment for cause if he has been involved in any of the following: the commission of a felony or crime involving moral turpitude; a knowing and intentional fraud; an act or omission that is materially injurious to EnerSys; or the willful and continued failure or refusal to substantially perform his duties as a director. If we were to terminate Mr. Kubis’ appointment without cause, or if he were to resign with good reason (as defined below), we would be obligated to pay him his base remuneration, plus annual bonuses in an amount equal to the average of his two most recent annual bonuses, for two years. “Good reason” means any of the following: a decrease in base remuneration; a material diminution of authority, responsibilities or positions; a relocation from Brussels, Belgium to any other location, unless Mr. Kubis is relocated to the United States or, upon 90 days’ prior notice and the payment of reasonable relocation expenses, to London, Paris or Frankfurt; or a failure to renew the managing directorship agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification

Delaware law, our certificate of incorporation and our bylaws contain limitation of liability provisions and provisions for indemnification of our directors and officers.

In addition, we have entered into an indemnification agreement with each of our directors and officers. Pursuant to this agreement, we will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each director or officer who is, or is threatened to be made, a party to any proceeding by virtue of the fact that such person is or was one of our directors or officers. Indemnification will be provided for all costs, judgments, penalties, fines, liabilities and amounts paid in settlement of any such proceeding and for expenses actually and reasonably incurred in connection with any such proceeding.

Directors and officers of EnerSys are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by EnerSys. The premium for the fiscal year ended March 31, 2006, specifically for directors and officers, as individuals, was $0.1 million.

Indemnity and Expense Agreement

We have agreed with each of the Morgan Stanley Funds, in an agreement dated March 22, 2002, that, to the fullest extent permitted by law, none of such stockholders, or any of their respective partners or other affiliates, or their respective members, stockholders, directors, managers, officers, employees, agents or other affiliates, or any person or entity who serves at the request of any such stockholder on behalf of any person or entity as an officer, director, manager, partner or employee of any person or entity (referred to as indemnified parties), shall be liable to us for any act or omission taken or suffered by such indemnified party in connection with the conduct of our affairs or otherwise in connection with such stockholder’s ownership of shares of our common stock, unless such act or omission resulted from fraud, willful misconduct or gross negligence by such indemnified party or any mistake, negligence, dishonesty or bad faith of any agent of such indemnified party.

We have also agreed with each Morgan Stanley Fund that, to the fullest extent permitted by law, we will indemnify each of such indemnified parties for any and all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by such indemnified party and arise out of or in connection with our affairs, or any indemnified party’s ownership of shares of our common stock, including acting as a director, manager or officer or its equivalent; provided that an indemnified party shall be entitled to indemnification only to the extent that such indemnified party’s conduct did not constitute fraud, willful misconduct or gross negligence.

We have also agreed to pay, or reimburse, each Morgan Stanley Fund for all such stockholder’s reasonable out-of-pocket fees and expenses incurred in connection with and related to such stockholder’s ownership of shares of our common stock.

Relationship with Metalmark and Morgan Stanley

As of March 31, 2006, Morgan Stanley Senior Funding, Inc., a subsidiary of Morgan Stanley, acts as an agent under our senior secured credit facility. Morgan Stanley Senior Funding was a lender and acted as agent under our former senior secured credit facility.

Since the beginning of our 2002 fiscal year until repayment of our former secured credit facility in March 2004, Morgan Stanley Senior Funding received fees totaling $0.5 million for its services as agent under that facility. In addition to these fees, other affiliates of Morgan Stanley have received a total of $0.3 million in fees and expense reimbursements for services provided to us since the beginning of our 2002 fiscal year, including $0.1 and $0.2 million in connection with the ESG and FIAMM acquisitions, respectively. In connection with the March 2004 refinancing of our then existing credit agreements and related recapitalization, Morgan Stanley Senior Funding received the following fees for its role in arranging the new credit facilities: $0.5 million for the senior secured revolving credit facility, $1.1 million for the senior secured term loan B and $0.9 million for the senior second lien term loan. Morgan Stanley Senior Funding is not entitled to receive any ongoing fees or expense reimbursements for any services rendered under the credit agreements. Morgan Stanley Senior Funding is not committed to fund any portion of the senior secured term loan B and, accordingly, will not receive any amounts if any of those loans are prepaid.

As part of the March 2004 recapitalization and the related distribution of $258.4 million to stockholders, the Morgan Stanley Funds received approximately $217 million.

The general partners of the Morgan Stanley Funds are wholly owned subsidiaries of Morgan Stanley. An affiliate of Metalmark manages MSCP IV, L.P. and MSCP IV 892, L.P. pursuant to the Subadvisory Agreement. In addition, under the Subadvisory Agreement, MSCI IV, L.P. is effectively obligated to vote or direct the vote and to dispose or direct the disposition of any of our shares owned directly by it on the same terms and conditions as MSCP IV, L.P. and MSCP IV 892, L.P.

Institutional Stockholders hold approximately 71% of the outstanding shares of our common stock. As a result of the Securityholder Agreement and the Subadvisory Agreement, Metalmark may be deemed to control our management and policies. In addition, Metalmark may be deemed to control all matters requiring stockholder approval, including the election of our directors, the adoption of amendments to our certificate of incorporation and the approval of mergers and sales of all or substantially all our assets. Circumstances could arise under which the interests of Metalmark could be in conflict with the interests of our other stockholders. For more information, see “General Information—Metalmark and Our Institutional Stockholders” herein.

Securityholder Agreement

We entered into a securityholder agreement with MSCP Funds and our other equity holders dated as of November 9, 2000, providing for certain governance matters, restrictions on transfers of our equity interests by certain equity holders and certain registration rights. Prior to our Offering, we entered into an amended and restated securityholder agreement, which we refer to herein as the “Securityholder Agreement,” with Metalmark and the Institutional Stockholders as well as with certain members of our senior management.

The Compensation Committee, in consultation with our Chief Executive Officer, from time to time, designates members of our senior management to be subject to the Securityholder Agreement whether or not such person is then employed by us. Currently, Messrs. John D. Craig, Michael T. Philion, Richard W. Zuidema,, John A. Shea and Raymond R. Kubis (collectively, the “Management Securityholders”) are subject to the Securityholder Agreement. The Management Securityholders own an aggregate of 254,586 outstanding shares of our common stock, 120,282 shares of restricted stock, and options to purchase an aggregate of 5,039,071 shares of common stock. Collectively, as of June 1, 2006, the Institutional Stockholders and Management

Securityholders owned an aggregate of 33,535,429 outstanding shares of our common stock (including 120,282 shares of unvested restricted stock), constituting approximately 72% of our outstanding shares of common stock.

All significant decisions involving our company or our subsidiaries require the approval of our Board of Directors, acting by a simple majority vote. The Securityholder Agreement provides that our Board of Directors will consist of seven members, which may be increased to not more than nine members at the discretion of our Board of Directors and our chief executive officer will be a nominee for election to our Board of Directors. The Securityholder Agreement and the Subadvisory Agreement effectively permit Metalmark to designate a majority of the nominees for election to our Board of Directors and to designate a majority of the members of our Compensation Committee and Nominating and Corporate Governance Committee. For information on voting by parties to the Securityholder Agreement, see “General Information—Metalmark and Our Institutional Stockholders” and “Corporate Governance” herein. Such rights are subject to any listing requirement of the NYSE on which the shares of our common stock trade, and to any other requirements of the Exchange Act, which may require that some of such nominees and committee members be “independent,” as such term is defined in Rule 10A-3(b)(i) under the Exchange Act or otherwise. Such rights to designate a majority of such nominees or committee members will terminate when EnerSys may no longer avail itself of the “controlled company” exemption under the NYSE listing requirements as a result of the beneficial ownership of our shares by the Institutional Stockholders. Thereafter, and until the Institutional Stockholders cease to own at least 15% of our outstanding common stock, Metalmark will be entitled to designate a number of such nominees or members that is proportionate to such stockholders’ percentage holdings of our common stock.

We have agreed with each member of our senior management, who is a party to the Securityholder Agreement, that such person may not, directly or indirectly, transfer or encumber his or her shares of our common stock owned, or issuable upon the exercise of options, subject to certain exceptions. These restrictions terminate with respect to such person when either (a) the Morgan Stanley Funds own less than 15% of our outstanding common stock or (b) with respect to vested shares and options under our Management Equity Plan, such person’s employment is terminated by us without “cause” or by such person for “good reason,” or upon such person’s death, “permanent disability” or “retirement” (in each case as defined in such agreement). No member of our senior management who is party to the Securityholder Agreement may make any sale of, or encumber, his or her shares of common stock if the average daily closing price on the securities exchange on which such shares of common stock are traded for the 20-trading day period immediately preceding such proposed sale or encumbrance is equal to or less than the $12.50 per share subject to certain exceptions.

We have agreed with each of our Institutional Stockholders, other than the Morgan Stanley Funds, that is a party to the Securityholder Agreement that such stockholder may not, directly or indirectly, transfer or encumber its shares of our common stock owned immediately prior to the closing of the Offering, subject to certain exceptions. These restrictions terminate when the Morgan Stanley Funds own less than 15% of our outstanding common stock.

We have agreed that the MSCP Funds, the J.P. Morgan Funds and the GM Stockholders have the ability, subject to certain exceptions, to require us to register the shares of common stock held by parties to the Securityholder Agreement in connection with the resale of such shares, so long as the aggregate market value of the shares to be registered is at least $50 million, in the case of requests involving an underwritten public offering, or $15 million, in the case of any other public offering. In addition, each party to the Securityholder Agreement will have the ability to exercise certain “piggyback” registration rights in connection with other registered offerings by us. We have agreed to pay all registration expenses in connection with the exercise of the registration rights included under the Securityholder Agreement. In addition, we have agreed to indemnify the parties to the Securityholder Agreement who exercise their registration rights against certain liabilities, including under the Securities Act.

Employment of Related Parties

Mr. Michael Shea, brother of Mr. John Shea, and Mr. Thomas Larkin, brother-in-law of Mr. John Shea, Executive Vice President, Americas, are both employed as District Sales Managers of one of our subsidiaries. Mr. Michael Shea received total compensation of $147,613, in fiscal year 2006, in addition to 500 shares of restricted stock valued at $6,520 at the time of grant (subject to the 2004 Equity Incentive Plan and Restricted Stock Agreement), as well as customary employee benefits. Mr. Larkin received total compensation of $100,750, in fiscal year 2006, in addition to customary employee benefits.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

EnerSys’ Executive Compensation Program is administered by the Compensation Committee of the Board of Directors. The Executive Compensation Program is structured and administered to support EnerSys’ goals and mission, which is to be a highly-focused, quality-driven, market-led and results-oriented company, seeking continually to outperform the market in terms of consistency, growth in earnings, quality of earnings and return on equity. The program is also structured to link executive compensation to EnerSys’ performance and, through programs which are substantially weighted in favor of the use of EnerSys stock as a compensation medium, to more closely align the interests of executive management with those of EnerSys’ stockholders.

The Compensation Committee evaluates and determines compensation awards for the Chief Executive Officer and, together with the Chief Executive Officer, determines the compensation awards for certain senior executive officers. The Chief Executive Officer also evaluates and approves compensation and awards for other officers and reviews executive compensation programs with EnerSys’ Compensation Committee. Such compensation and awards are based upon a number of factors, including an assessment of EnerSys’ results of operations and performance against financial goals relating to critical success factors, earnings and capital levels and other appropriate factors.

Compensation Philosophy

The Executive Compensation Program of EnerSys has been designed to:

•	align the interests of executives with the long-term interests of stockholders through award opportunities based on achievement of predetermined goals and objectives which result in ownership of common stock;

•	motivate key team members to achieve a superior level of quality performance and financial results by rewarding them for their achievement;

•	support a pay-for-performance policy that supplements overall company compensation amounts based on company-wide results, team oriented results and individual performance; and

•	provide the executive with an appropriate level of retirement income through the use of deferred compensation programs.

Components of Compensation

At present, the Executive Compensation Program is comprised of salary, annual short-term incentive opportunities in the form of cash awards based upon EnerSys’ performance, long-term incentive opportunities in the form of either options to acquire EnerSys stock or restricted stock of EnerSys and employee benefits. The Company currently does not sponsor a supplemental executive retirement plan or any type of deferred compensation arrangement. As an executive’s level of responsibility increases, a greater portion of his or her potential total compensation opportunity is based on performance incentives and less on salary and employee benefits, potentially causing greater variability in the individual’s absolute compensation from year-to-year. Predetermined financial goals and objectives are set by the Compensation Committee in the case of the Chief Executive Officer and the other executive officers. The intent is to have short-term cash bonuses tied to achieving certain financial objectives. EnerSys has engaged and will continue to engage, from time to time, independent compensation consultants to review and analyze EnerSys’ base salary amounts, short- and long-term incentive opportunities and programs and EnerSys’ compensation policy and structure generally. The Committee expects that adjustments will be made in the future (i) to increase the annual base salaries of executive officers to reflect the competitive salary market, (ii) to modify the performance measures contained in the current incentive plans and programs, and (iii) to possibly include other forms of long-term incentive compensation.

Executive Officer Compensation

Base Salary. EnerSys has employment agreements with its principal executive officers that provide for annual reviews of their base salary, and any increases are typically effective as of April 1. The Compensation Committee generally considers whether the executive officer’s base salary should be increased based on individual performance with a view toward ensuring that the base salary is competitive with that of executives in peer companies with comparable roles and responsibilities. Except for the base salary of Mr. John Shea, the Compensation Committee increased the base salary of our other executive offices by approximately 2.75% as of April 1, 2005. This percent increase was comparable to the average increase granted to the Company’s salaried employees in the U.S. The salary of Mr. Shea was increased by 7.7% to reflect his increased scope of responsibility in fiscal year 2006, which included the reserve power business in the Americas in addition to the America’s motive power business.

Short-Term Incentive Compensation. Annually under our Management Incentive Plan (“MIP”), the Compensation Committee establishes a range of financial targets, based on the Company’s budget, which is subject to approval by our Board of Directors. Each executive officer has an established maximum cash bonus amount, which is a percentage of the executive’s base salary. For each executive officer, other than the Chief Executive Officer, this maximum amount is 60% of his base salary, with the actual amount of the bonus dependent upon the achievement of targeted objectives. The targeted objectives, which are identical to the targeted objectives of our Chief Executive Officer, include one profitability based metric and one metric related to the debt level of the Company. In addition, for fiscal year 2006 only, the MIP included a component that is contingent upon Company’s auditors issuing a report that the Company did not have any material weaknesses in internal controls during fiscal year 2006. The annual bonus payment occurs after the fiscal year-end performance results have become available. Because the targets are based solely on the Company’s consolidated results, generally, all of our executive officers, other than the CEO, will receive that same percentage bonus, unless there are extraordinary circumstances. Bonuses of approximately 18% of base salary were paid under the MIP for the 2006 fiscal year because EnerSys achieved financial performance results that exceeded the minimum targets but were less than the maximum target amounts, and the Company received the report described above.

Long-Term Incentive Compensation. During fiscal year 2006, in connect with a compensation survey for key employees, which was conducted by a compensation consultant engaged by the Company, the Compensation Committee recommended that the Company grant restricted stock awards to each of our executive officers. The number of shares of restricted stock granted was 17,183 (with a value of $229,479 as of the date of grant) in the case of Messrs. Zuidema, Philion and Shea, and 21,602 (with a value of $288,495 as of the date of grant) in the case of Mr. Kubis. The number of shares granted was based on the mid-level of the ranges recommended by the consultant. The shares vest ratably over four (4) years with the first 25% of the shares vesting on January 1, 2007.

Chief Executive Officer Compensation

Base Salary. Pursuant to the employment agreement between EnerSys and Mr. Craig, as of April 1, 2003, for the 2004 fiscal year, Mr. Craig’s base salary was set at $725,000. As with other executive officers,

Mr. Craig’s base salary is reviewed annually by the Compensation Committee, and increases are typically effective as of April 1. The Compensation Committee generally considers whether the chief executive officer’s base salary should be increased based on individual performance with a view toward insuring that the base salary is competitive with that of executives in peer companies with comparable roles and responsibilities. The Compensation Committee increased Mr. Craig’s base salary by approximately 2.75% as of April 1, 2005. This percent increase was comparable to the average increase granted to the Company’s salaried employees in the U.S.

Short-term Incentive Compensation. The financial targets established by our Compensation Committee for the MIP, as described above, are applicable to the Chief Executive Officer. The Chief Executive Officer has an established maximum cash bonus amount, which is equal to 100% of his base salary, with the actual amount of the bonus dependent upon the achievement of targeted objectives. The targeted objectives, which are identical to the targeted objectives of our other executive officers, include one profitability based metric, one metric related to the debt level of the Company, and, for fiscal year 2006 only, a component based on the Company’s auditors issuing a report that the Company did not have any material weaknesses in internal controls during fiscal year 2006. The annual bonus payment occurs after the fiscal year-end performance results have become available. A bonus of 30% of Mr. Craig’s base salary was paid under the MIP for the 2006 fiscal year because EnerSys achieved financial performance results that exceeded the minimum targets but were less than the maximum target amounts and received the report described above.

Long Term Incentive Compensation. During fiscal year 2006, in connection with the compensation survey described above, the Compensation Committee recommended that the Company grant restricted stock awards to each of our executive officers, including our Chief Executive Officer. The number of shares of restricted stock granted to Mr. Craig was 47,131 (with a value of $629,435 as of the date of grant). The number of shares granted was based on the mid-level of the ranges recommended by the consultant. The shares vest ratably over four (4) years with the first 25% of the shares vesting on January 1, 2007.

The tables set forth under “Executive Compensation” and the accompanying narrative and footnotes, reflect the decisions covered by the above discussion. This report has been furnished by the Compensation Committee whose members are:

Howard I. Hoffen, Chairperson

Eric T. Fry

Dennis S. Marlo

AUDIT COMMITTEE REPORT

Background

The members of the Audit Committee are currently Directors Dennis S. Marlo (Chairperson), Arthur T. Katsaros and John F. Lehman. The Board, in the exercise of its business judgment, has determined that each member of the Audit Committee is “financially literate” as required under the NYSE’s listing standards and has determined that Mr. Marlo qualifies as the Committee’s “audit committee financial expert.” For a portion of the 2006 fiscal year (through July 26, 2005, the first anniversary of the effective date of the registration statement for our initial public offering), a minority of the members of the Committee was exempt from the independence requirements of Rule 10A-3 of the Exchange Act. Since such date, the Audit Committee of the Board of Directors of EnerSys has been composed of three directors each of whom has been determined to be independent by EnerSys’ Board consistent with the listing standards of the NYSE. For additional information relating to the responsibilities of EnerSys’ Audit Committee, see “Corporate Governance—Committees of our Board of Directors—Audit Committee.”

The Audit Committee is governed by a written charter, which complies with the requirements of the NYSE’s listing standards. A copy of the Audit Committee’s charter is posted on the Investor Relations page of EnerSys’ website at www.enersys.com or in print upon request. See “Corporate Governance—Access to Corporate Governance Document.”

Responsibility

Management is responsible for the preparation of financial statements and the integrity of the reporting process, including the system of internal and disclosure controls.

The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States.

The primary responsibilities of the Audit Committee are to select, engage and compensate EnerSys’ outside independent auditors and to oversee EnerSys’ financial reporting process on behalf of the Board. It is not the duty of the Audit Committee to prepare financial statements and related disclosures. It is also not the duty of the Audit Committee to plan or conduct audits, or to determine that EnerSys’ financial statements are complete and accurate and in accordance with generally accepted accounting principles in the United States.

Process and Recommendation

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2006, with EnerSys’ management and with EnerSys’ independent auditors, including a discussion of the quality, not just the acceptability of EnerSys’ accounting principles as applied in its financial reports, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee discussed with EnerSys’ internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with management to discuss EnerSys’ disclosure controls and procedures and internal control over financial reporting. The Audit Committee also meets with the internal and independent auditors, with and without EnerSys’ management present, to discuss the results of their examinations and overall quality of EnerSys’ financial reporting. The Audit Committee also reviewed with EnerSys’ CEO and CFO their certification relating to their evaluation of EnerSys’ disclosure controls, the completeness and accuracy of the financial statements and other financial information contained in the Form 10-K, and the process followed by the CEO and CFO to assure the truthfulness of such certificate.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors, the auditors’ independence from EnerSys and its management, including the matters in the written disclosures and letters which were received by the Audit Committee from the independent auditors as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended. During the course of the year, the Audit Committee also reviewed and considered the compatibility of its independent auditors’ performance of certain non-audit services with the maintenance of such auditors’ independence.

Based on the process referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

Sarbanes-Oxley Act Compliance

The Audit Committee is actively engaged in the oversight of the Company’s Sarbanes-Oxley Act Section 404 (“SOX”) compliance process, aimed at strengthening the effectiveness of internal control over financial reporting. At each Audit Committee meeting, one or more members of the SOX Project Team presented a status report as well as the timing for key deliverables. The Audit Committee, acting both as a committee and through its chairperson, also has regular access to the SOX Project Team through the Director of Internal Audit, who serves as the management liaison to the committee. In addition, the Audit Committee reviewed key initiatives and programs that are part of the process; regularly monitors the scope and adequacy of EnerSys’ internal auditing program and the tone of management at the top of the organization; and monitors the adequacy of internal staffing levels as well as external resources dedicated to the SOX process. Additionally, the Audit Committee monitors the status of testing and re-testing of identified controls and deficiencies, including the nature of the deficiencies as well as steps taken and milestones achieved toward implementation of recommended improvements in internal procedures and controls under SOX.

Fees of Independent Auditors

The following tables sets forth the aggregate fees for the fiscal year ended March 31, 2006, and March 31, 2005, incurred for services provided by EnerSys’ principal accounting firm Ernst & Young LLP.

March 31, 2006
Audit Fees	$3,727,795
Audit-Related Fees	413,996
Tax Fees	618,231
All Other Fees	0

Total Fees	$4,760,022

Audit fees for fiscal year 2006 include fees associated with the annual audit of EnerSys, the reviews of EnerSys’ quarterly reports on Form 10-Q and for services provided in connection with the requirements of the Sarbanes-Oxley Act of 2002.

Audit-related fees for fiscal year 2006 consist of fees associated with target acquisitions and fees associated with general accounting consultations.

Tax fees for fiscal year 2006 consist of fees associated with income tax compliance, advice and planning.

March 31, 2005
Audit Fees	$1,684,800
Audit-Related Fees	1,909,734
Tax Fees	451,614
All Other Fees	0

Total Fees	$4,046,148

Audit fees for fiscal year 2005 include fees associated with the annual audit of EnerSys and the reviews of EnerSys’ quarterly reports on Form 10-Q.

Audit-related fees for fiscal year 2005 consist of fees associated with the IPO, fees associated with target acquisitions and fees associated with general accounting consultations.

Tax fees for fiscal year 2005 consist of fees associated with income tax compliance, advice and planning.

The Audit Committee considered whether the provision of nonaudit services by EnerSys’ principal auditors for the fiscal year ended March 31, 2006, was compatible with maintaining auditor independence.

The audit committee pre-approved all fees for non-audit related services paid to EnerSys’ principal auditors for the fiscal years ended March 31, 2005, and 2006.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the Audit Committee has received detailed information sufficient to enable the Audit Committee to pre-approve and evaluate such service. The Audit Committee may delegate pre-approval authority to one or more of its members. Any pre-approval decisions made under delegated authority must be communicated to the Audit Committee at or before the next scheduled meeting.

Appointment of Auditors for EnerSys’ Audit for Fiscal Year 2007

The Audit Committee appointed Ernst & Young LLP to conduct the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ended March 31, 2007. EnerSys’ stockholders are being asked to ratify the Audit Committee’s selection of Ernst & Young LLP at the annual meeting to which this proxy statement relates.

Dennis S. Marlo, Chairperson

Arthur T. Katsaros

John F. Lehman

STOCK PERFORMANCE GRAPH

The following graph compares the changes in cumulative total returns on EnerSys’ common stock with the changes in cumulative total returns of the New York Stock Exchange Composite Index, a broad equity market index, and the total return on a selected peer group index. The peer group selected is based on the standard industrial classification codes (“SIC Codes”) established by the U.S. government. The index chosen was “Miscellaneous Electrical Equipment and Suppliers” and is comprised of all publically traded companies having the same three-digit SIC Code (369) as EnerSys. The constituent companies are: Active Power Inc, Advanced Battery Technologies Inc., Axion Power International, Inc., C & D Technologies Inc., China BAK Battery Inc., Cooper Industries Limited, Cymer Inc., Dualstar Technologies Corp., Electro Energy Inc., Ener1 Inc., Energizer Holdings Inc., Energy Conversion Devices Inc., Excel Technology Inc., Exide Technologies, Firearms Training Systems Inc., Greatbatch Inc., Hybrid Technology Inc., Hydrogen Corp., IQ Power AG Namen-AKT, Komag Inc., Lifestyle Innovations Inc., Lithium Technology Corp., Manhattan Scientifics Inc.,, Millenium Cell Inc., Motorcar Parts of America, Oak Ridge Micro Energy Inc., Power Technology Inc., Rofin Sinar Technologies, Satcon Technology Corp., Save the World Aircraft, Inc., Spectrum Brands Inc., Standard Motor Products, Inc., TNR Technical Inc., Trans Max Technologies Inc., Ultralife Batteries Inc., Valence Technology Inc., and Zareba Systems Inc. The peer group data points are weighted by market capitalization of the constituent companies.

The graph was prepared assuming that $100 was invested in EnerSys’ common stock, the New York Stock Exchange Composite Index and the peer group on July 30, 2004.

Comparison Of Twenty Month Cumulative Total Return*

For Year Ended March 31, 2006

Among EnerSys, The NYSE Composite (US) and a Peer Group

*	$100 invested on 7/30/04 in stock or index-including reinvestment of dividends. Fiscal year ending March 31.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires EnerSys’ officers and directors, and any persons owning more than ten percent of EnerSys’ common stock, to file reports of ownership and changes in ownership with the SEC and NYSE. Persons filing such reports are required by SEC regulation to furnish EnerSys with copies of all such reports filed with the SEC. Based solely on EnerSys’ review of any copies of such reports received by it, and on written representations from EnerSys’ existing directors and executive officers that no additional annual statements of beneficial ownership were required to be filed by such persons, EnerSys believes that all such statements were timely filed in fiscal year 2006 with the exception of Michael Schmidtlein’s Form 3 reporting stock options granted to him prior to his appointment to the office of Vice President, Corporate Controller and Principal Accounting Officer. The delay was due to an administrative oversight.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information concerning the beneficial ownership of our common stock by each director, each nominee for director, each Named Executive Officer, each holder of more than five percent of our common stock and all directors and executive officers as a group as of June 1, 2006.

Name	Number of Shares(1)		Percent(1)
MSCP IV, L.P. and
MSCP IV 892, L.P.(2)(3) c/o Metalmark Capital LLC 1177 Avenue of Americas New York, NY 10036	25,001,078		53.6%
MSCI IV, L.P.(2)	629,619		1.3
MSGEM Funds(2) 1585 Broadway New York, NY 10036	2,377,848		5.1
J.P. Morgan Funds(2)(4) 522 Fifth Avenue New York, NY 10036	2,774,167		5.6
Stadium Capital Management LLC(5) 19785 Village Office Court Suite 101 Bend, OR 97702	2,395,806		5.1
GM Stockholders(2)(6) 767 Fifth Avenue New York, NY 10153	2,377,849		5.1
John D. Craig	2,295,483	(7)	4.7
Michael T. Philion	932,866	(8)	2.0
John A. Shea	862,187	(9)	1.8
Richard W. Zuidema	853,934	(10)	1.8
Raymond R. Kubis	469,477	(11)	1.0
Howard I. Hoffen	25,018,578	(12)	53.6
Eric T. Fry	25,018,578	(12)	53.6
Michael C. Hoffman	25,018,578	(12)	53.6
John F. Lehman	5,000	(13)	*
Dennis S. Marlo	15,000	(14)	*
Arthur T. Katsaros	2,500	(15)	*
Kenneth F. Clifford	25,018,578	(12)	53.6
Hwan-yoon Chung	0		*
All directors and executive officers as a group (14 persons, including Messrs. Craig, Philion, Zuidema, Shea, Kubis and Steffen)	30,455,025	(16)	58.9

*	Less than 1% of the class based on 46,643,204 shares of common stock outstanding as of June 1, 2006.
(1)	Except as otherwise set forth below, based on 46,643,204 shares of common stock outstanding as of June 1, 2006. Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including, with respect to each owner, options exercisable by such owner within 60 days of the Record Date of June 1, 2006. Information about Institutional Stockholders is derived from Schedules 13G filed by the beneficial owners with the SEC with respect to the period ended December 31, 2004.
(2)	Metalmark, the Institutional Stockholders, certain members of our senior management and our company have entered into the Securityholder Agreement, which governs certain relationships among such parties. Metalmark and the Institutional Stockholders may be deemed to be a “group” for purposes of Section 13(d)(3) or Section 13(g)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder. For more information on the terms of, and the parties to, the Securityholder Agreement, see “Certain Relationships and Related Transactions—Securityholder Agreement” herein.

(3)	An affiliate of Metalmark manages MSCP IV, L.P. and MSCP IV 892, L.P. pursuant to the Subadvisory Agreement. As a result of the Securityholder Agreement and the Subadvisory Agreement, Metalmark may be deemed to control our management and policies.
(4)	Includes J.P. Morgan Direct Corporate Finance Institutional Investors LLC, J.P. Morgan Direct Corporate Finance Private Investors LLC and 522 Fifth Avenue Fund, L.P.
(5)	Information about Stadium Capital Management LLC is derived from its Schedule 13G filed with the SEC with respect to the period ended December 31, 2005.
(6)	Includes First Plaza Group Trust and GM Capital Partners I, L.P.
(7)	Mr. Craig holds shared voting or investment power over 2,295,483 shares. The number and percentage of shares beneficially owned by Mr. Craig include 2,114,231 shares subject to options.
(8)	Mr. Philion holds shared voting or investment power over 932,866 shares. The number and percentage of shares beneficially owned by Mr. Philion include 862,018 shares subject to options.
(9)	Mr. Shea holds shared voting or investment power over 862,187 shares. The number and percentage of shares beneficially owned by Mr. Shea include 812,600 shares subject to options.
(10)	Mr. Zuidema holds shared voting or investment power over 853,934 shares. The number and percentage of shares beneficially owned by Mr. Zuidema include 804,347 shares subject to options.
(11)	Mr. Kubis holds shared voting or investment power over 469,477 shares. The number and percentage of shares beneficially owned by Mr. Kubis include 445,875 shares subject to options.
(12)	Messrs. Hoffen, Chung, Clifford, Fry and Hoffman are Managing Directors of Metalmark and exercise shared voting or investment power over 25,018,578 shares, and 17,500 shares subject to options, beneficially owned by Metalmark. Messrs. Hoffen, Chung, Clifford, Fry and Hoffman disclaim beneficial ownership of such shares as a result of their respective employment arrangements with Metalmark, except to the extent of their pecuniary interest therein ultimately realized.
(13)	Mr. Lehman holds sole voting and investment power over 5,000 shares. The number and percentage of shares beneficially owned by Mr. Lehman include 5,000 shares subject to options.
(14)	Mr. Marlo holds sole voting and investment power over 15,000 shares. The number and percentage of shares beneficially owned by Mr. Marlo include 5,000 shares subject to options.
(15)	Mr. Katsaros holds sole voting and investment power over 2,500 shares. The number and percentage of shares beneficially owned by Mr. Katsaros includes 2,500 shares subject to options.
(16)	Such persons hold shared or sole voting or investment power over 30,455,025 shares. The number and percentage of shares beneficially owned by such persons include 5,069,071 shares subject to options.

OTHER INFORMATION

Stockholder Proposals

Any stockholder who desires to submit a proposal for inclusion in EnerSys’ proxy materials relating to its 2007 Annual Meeting of Stockholders in accordance with the rules of the Securities and Exchange Commission must submit such proposal in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605 (Attn: Richard W. Zuidema, Secretary), no later than February 20, 2007.

In accordance with the Bylaws of EnerSys, a stockholder who desires to propose a matter for consideration at an annual meeting of stockholders, even if the proposal is not submitted by the deadline for inclusion in EnerSys’ proxy materials, must comply with the procedures specified in EnerSys’ Bylaws, including providing notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2007 Annual Meeting of Stockholders, this period will begin on March 22, 2007, and end on April 21, 2007.

Nominations for Election of Directors

In accordance with the Bylaws of EnerSys, a stockholder who desires to nominate candidates for election to the Board must comply with the proceeding specified EnerSys’ Bylaws, including providing proper notice of the nomination in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2007 Annual Meeting of Stockholders, this period will begin on March 22, 2007, and end on April 21, 2007.

Notice Regarding Delivery of Stockholder Documents

Only one Annual Report and Proxy Statement will be sent to those stockholders who share a single household and who have consented to receive a single copy of such documents. This practice, known as “householding,” is designed to reduce EnerSys’ printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. However, if any stockholder residing at such an address desires to receive a separate Annual Report or Proxy Statement in the future, he or she may telephone EnerSys’ Investor Relations Department at (610) 236-4040 or write to “Investor Relations” at 2366 Bernville Road, Reading, Pennsylvania 19605 or by e-mail at investorrelations@enersys.com. If you are receiving multiple copies of our Annual Report and Proxy Statement, please request householding by contacting Investor Relations in the same manner.

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of EnerSys’ previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this proxy statement or future filings made by EnerSys under those statutes, the information included under the captions “Report of the Compensation Committee on Executive Compensation” and “Stock Performance Graph,” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates these items by reference.

Annual Report for 2006

EnerSys’ Annual Report to the Stockholders for the year ended March 31, 2006, is enclosed herewith. EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2006, has been combined with the Annual Report to Stockholders, as permitted by SEC rules. EnerSys’ Annual Report is furnished to stockholders for their information. No part of the Annual Report is incorporated by reference herein.

UPON REQUEST OF ANY STOCKHOLDER, A COPY OF ENERSYS’ ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED MARCH 31, 2006, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO INVESTOR RELATIONS, ENERSYS, 2366 BERNVILLE ROAD, READING, PENNSYLVANIA 19605, OR BY CALLING ENERSYS INVESTOR RELATIONS DIRECTLY AT (610) 236-4040. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF ENERSYS’ COMMON STOCK ENTITLED TO VOTE AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Richard W. Zuidema

Secretary

EXHIBIT I

EnerSys 2006 Equity Incentive Plan

ENERSYS

2006 EQUITY INCENTIVE PLAN

1.	Purpose.

The EnerSys 2006 Equity Incentive Plan (the “Plan”) is intended to provide an incentive to employees and non-employee directors of EnerSys, a Delaware corporation (the “Company”), and its Subsidiaries to remain in the service of the Company and its Subsidiaries and to increase their interest in the success of the Company in order to promote the long-term interests of the Company. The Plan seeks to promote the highest level of performance by providing an economic interest in the long-term performance of the Company.

2.	Definitions.

For purposes of the Plan, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” or “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means an agreement between the Company and an Eligible Person providing for the grant of an Award hereunder.

“Award” means any Option, Stock Appreciation Right, Restricted Shares, Bonus Stock, Stock Unit, Performance Share, or other incentive payable in cash or in shares of Common Stock as may be designated by the Compensation Committee from time to time under the Plan.

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act.

“Beneficiary” or “Beneficiaries” means the person(s) designated by a Participant or his Permitted Transferee in writing to the Company to receive payments or other distributions or rights pursuant to the Plan upon the death of such Participant or his Permitted Transferee. If no Beneficiary is so designated or if no Beneficiary is living at the time a payment, distribution or right becomes payable or distributable pursuant to the Plan, such payment, distribution or right shall be made to the estate of the Participant or a Permitted Transferee thereof. The Participant or Permitted Transferee, as the case may be, shall have the right to change the designated Beneficiaries from time to time by written instrument filed with the Compensation Committee in accordance with such rules as may be specified by the Compensation Committee.

“Board of Directors” means the Board of Directors of the Company.

“Bonus Shares” mean an Award of shares of Common Stock granted under Section 9 that are fully vested when granted.

“Cashless Exercise” means an exercise of Vested Options outstanding under the Plan through (a) the delivery of irrevocable instructions to a broker to make a sale of a number of Option Shares that results in proceeds thereon in an amount required to pay the aggregate exercise price for all the shares underlying such Vested Options being so exercised (and any required withholding tax) and to deliver such proceeds to the Company in satisfaction of such aggregate exercise price or (b) any other surrender to the Company of Option Shares or Vested Options outstanding under the Plan to satisfy the applicable aggregate exercise price (and any withholding tax) required to be paid upon such exercise.

“Cause” means, with respect to any Participant, (a) “cause” as defined in an employment agreement applicable to the Participant (so long as any act or omission constituting “cause” for such purpose was willful), or

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(b) in the case of a Participant who does not have an employment agreement that defines “cause”: (i) any act or omission that constitutes a material breach by the Participant of any of his obligations under his employment agreement (if any) with the Company or any of its Subsidiaries, the applicable Agreement or any other agreement with the Company or any of its Subsidiaries; (ii) the willful and continued failure or refusal of the Participant substantially to perform the duties required of him as an employee of the Company or any of its Subsidiaries, or performance significantly below the level required or expected of the Participant, as determined by the Compensation Committee; (iii) any willful violation by the Participant of any federal or state law or regulation applicable to the business of the Company or any of its Subsidiaries or Affiliates, or the Participant’s commission of any felony or other crime involving moral turpitude, or any willful perpetration by the Participant of a common law fraud; or (iv) any other misconduct by the Participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its Subsidiaries or Affiliates.

“Change in Control” means the occurrence of any one of the following:

(a) any Person, including any “group”, as defined in Section 13(d)(3) of 1934 Act, (other than any stockholder at the 2004 Closing or Metalmark Capital LLC, a Delaware limited liability company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then Outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a Qualifying Business Combination described in paragraph (c) below or who becomes such a Beneficial Owner as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors: individuals who, as of the 2004 Closing, constitute the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least 66-2/3% of the directors then still in office who either were directors at the 2004 Closing or whose appointment, election or nomination for election was previously so approved or recommended; or

(c) there is consummated a reorganization, merger or consolidation of the Company with, or sale or other disposition of at least 80% of the assets of the Company in one or a series of related transactions to, any other Person (a “Business Combination”), other than a Business Combination that would result in the voting securities of the Company Outstanding immediately prior to such Business Combination continuing to represent (either by remaining Outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof Outstanding immediately after such Business Combination (a “Qualifying Business Combination”); or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the Outstanding securities of which is owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

“Code” means the Internal Revenue Code of 1986, as amended, including the rules and regulations promulgated thereunder.

“Common Stock” means shares of Common Stock, par value $0.01 per share, of the Company.

“Compensation Committee” means the Compensation Committee of the Board of Directors.

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“Competing Business” means a business or enterprise (other than the Company and its direct or indirect Subsidiaries) that is engaged in any or all of the manufacture, importing, development, distribution, marketing or sale of:

(a) motive power batteries and chargers (including, without limitation, batteries and chargers for industrial forklift trucks and other materials handling equipment;

(b) stationary batteries and chargers (including, without limitation, standby batteries and power supply equipment for wireless and wireline telecommunications applications, such as central telephone exchanges, microwave relay stations, and switchgear and other instrumentation control systems); or

(c) any other product the Company now makes or is currently (or at a relevant time in the future) researching or developing, such as lithium batteries.

“Competing Business” also includes the design, engineering, installation or service of stationary and DC power systems, and any consulting and/or turnkey services relating thereto.

“Date of Grant” means the date of grant of an Award as set forth in the applicable Agreement.

“Eligible Persons” means employees and non-employee directors of the Company and its Subsidiaries.

“Fair Market Value” means, with respect to a share of Common Stock on any relevant day, (a) if such Common Stock is traded on a national securities exchange, the closing price on such day, or if the Common Stock did not trade on such day, the closing price on the most recent preceding day on which there was a trade, (b) if such Common Stock is quoted on an automated quotation system, the closing price on such day, or if the Common Stock did not trade on such day, the mean between the closing bid and asked prices on such day, or (c) in all other cases, the “fair market value” as determined by the Compensation Committee in good faith and using such financial sources as it deems relevant and reliable (but in any event not less than fair market value within the meaning of Section 409A of the Code).

“Good Reason” means, with respect to any Participant, (a) “good reason” as defined in an employment agreement applicable to such Participant, or (b) in the case of a Participant who does not have an employment agreement that defines “good reason”, a failure by the Company to pay material compensation due and payable to the Participant in connection with his employment.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined in Section 422 of the Code or any successor provision.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted pursuant to Section 8.

“Option Price” means, with respect to any Option, the exercise price per share of Common Stock to which it relates.

“Option Shares” means the shares of Common Stock acquired by a Participant upon exercise of an Option.

“Outstanding”, with respect to any share of Common Stock, means, as of any date of determination, all shares that have been issued on or prior to such date, other than shares repurchased or otherwise reacquired by the Company or any Affiliate thereof, on or prior to such date.

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“Participant” means any Eligible Person who has been granted an Award.

“Performance Share” has the meaning set forth in Section 12.

“Permanent Disability”, with respect to any Participant who is an employee of the Company or any of its Subsidiaries, shall be defined in the same manner as such term or a similar term is defined in an employment agreement applicable to the Participant or, in the case of a Participant who does not have an employment agreement that defines such term or a similar term, means that the Participant is unable to perform substantially all his duties as an employee of the Company or any of its Subsidiaries by reason of illness or incapacity for a period of more than six months, or six months in the aggregate during any 12-month period, established by medical evidence reasonably satisfactory to the Compensation Committee.

“Permitted Transferee” means, (A) with respect to outstanding shares of Common Stock held by any Participant, any Person with respect to which the Board of Directors shall have adopted a resolution stating that the Board of Directors has no objection if a transfer of shares is made to such Person, and (B) with respect to Awards, or any other share of Common Stock issued as or pursuant to any Award, held by any Participant, (i) any Person to whom such Awards or other shares are transferred by will or the laws of descent and distribution or (ii) the Company.

“Person” means an individual, a partnership, a joint venture, a corporation, an association, a trust, an estate or other entity or organization, including a government or any department or agency thereof.

“Qualifying Performance Criteria” has the meaning set forth in Section 14(a) of the Plan.

“Restricted Shares” mean shares of Common Stock awarded to a Participant subject to the terms and conditions of the Plan under Section 9, the rights of ownership of which are subject to restrictions prescribed by the Compensation Committee.

“Retirement”, with respect to any Participant who is an employee of the Company or any of its Subsidiaries, means resignation or termination of employment on or after the Participant’s 65th birthday (other than termination for Cause); provided, however, that the Compensation Committee may determine in its sole discretion that a resignation or termination of employment under other circumstances shall be considered “Retirement” for purposes of the Plan.

“Stock Appreciation Right” means a right that entitles the Participant to receive, in cash or Common Stock (as determined by the Compensation Committee in its sole discretion) value equal to or otherwise based on the excess of (a) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (b) the exercise price of the right, as established by the Compensation Committee on the Date of Grant.

“Stock Unit” means an Award granted under Section 11 denominated in units of Common Stock.

“Subsidiary” means any corporation in which more than 50% of the total combined voting power of all classes of stock is owned, either directly or indirectly, by the Company or another Subsidiary.

“2004 Closing” means the closing of the Company’s initial Public Offering.

“Vested Options” means, as of any date of determination, Options that by their terms have vested and are exercisable on such date.

“Vested Restricted Shares” means, as of any date of determination, Restricted Shares that by their terms have vested as of such date.

A “Wrongful Solicitation” shall be deemed to occur when a Participant or former Participant directly or indirectly (except in the course of his employment with the Company), for the purpose of conducting or engaging

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in a Competing Business, calls upon, solicits, advises or otherwise does, or attempts to do, business with any Person who is, or was, during the then most recent 12-month period, a customer of the Company or any of its Affiliates, or takes away or interferes or attempts to take away or interfere with any custom, trade, business, patronage or affairs of the Company or any of its Affiliates, or hires or attempts to hire any Person who is, or was during the most recent 12-month period, an employee, officer, representative or agent of the Company or any of its Affiliates, or solicits, induces, or attempts to solicit or induce any person who is an employee, officer, representative or agent of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates, or violate the terms of their contract, or any employment agreement, with it.

3.	Administration of the Plan.

(a) Members of the Compensation Committee. The Plan shall be administered, and Awards shall be granted hereunder, by the Compensation Committee; provided, however, that for all purposes of the Plan all actions of the Compensation Committee shall require the approval of the Board of Directors.

(b) Authority of the Compensation Committee. Subject to Section 3(a), the Compensation Committee shall have full discretionary power and authority, subject to such resolutions not inconsistent with the provisions of the Plan or applicable law as may from time to time be adopted by the Board, to (a) interpret and administer the Plan and any instrument or agreement entered into under the Plan, (b) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan, and (c) make any determination and take any other action that the Compensation Committee deems necessary or desirable for administration of the Plan. All questions of interpretation, administration and application of the Plan shall be determined in good faith by a majority of the members of the Compensation Committee then in office, except that the Compensation Committee may authorize any one or more of its members, or any officer of the Company, to execute and deliver documents on behalf of the Compensation Committee, and the determination of such majority shall be final and binding in all matters relating to the Plan.

4.	Number of Shares Issuable in Connection with Awards.

(a) Original Limit. The maximum aggregate number of shares of Common Stock that may be issued in connection with Awards granted under the Plan is 2,600,000 shares. The maximum number of shares that may be granted in connection with Awards granted under the Plan to any Participant during any calendar year shall not exceed 300,000 shares.

(b) Replenishment Provisions. Shares subject to any Awards that expire without being exercised or that are forfeited, shall again be available for future grants of Awards. Shares subject to Awards that have been retained by the Company in payment or satisfaction of the purchase price or tax withholding obligation of an Award shall not count against the limit set forth in paragraph (a) above. The Company shall not be under any obligation, however, to make any such future Awards. In addition, only the number of Shares delivered in the settlement of Stock Appreciation Rights shall count against the limit set forth in paragraph (a) above.

(c) Adjustments. The limits provided for in this Section 4 shall be subject to adjustment as provided in Section 16(a).

5.	Eligible Persons.

Awards may be granted or offered only to Eligible Persons. The Compensation Committee shall have the authority to select the individual Participants to whom Awards may be granted from among such class of Eligible Persons and to determine the number and form of Awards to be granted to each Participant.

6.	Agreement.

The terms and conditions of each grant or sale of Awards shall be embodied in an Agreement in a form approved by the Compensation Committee, which shall contain terms and conditions not inconsistent with the

5

Plan and which shall incorporate the Plan by reference. Each Agreement shall: (a) state the date as of which the Award was granted or sold, and (i) in the case of Options and Stock Appreciation Rights, set forth the number of Options and Stock Appreciation Rights being granted to the Participant and the applicable Option Price and/or exercise price (for Stock Appreciation Rights) and expiration date(s), and (ii) in the case of Restricted Shares and other Awards, set forth the number of Restricted Shares or other Awards being granted or offered to the Participant and, if applicable, the purchase price or other consideration for such Restricted Shares or other Awards; (b) set forth the vesting schedule (if any); (c) set forth any other terms and conditions established by the Compensation Committee; (d) be signed by the recipient of the Award and a person designated by the Compensation Committee; and (e) be delivered to the recipient of the Award.

7.	Restrictions on Transfer.

(a) Restrictions on Transfer. No Restricted Share, Bonus Stock, Performance Share or Option Share or other share of Common Stock issued as or pursuant to any Award may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of (or made the subject of any derivative transaction) to or with any third party (other than a Permitted Transferee); provided, however, that any such restriction on transfer shall terminate as to any such share when such share is no longer subject to any term, condition or other restriction under the Plan (other than Section 7(b)). No Option, Stock Appreciation Right, Stock Unit or other Award not in the form of a share of Common Stock may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of (or made the subject of any derivative transaction) to or with any third party other than a Permitted Transferee. Each Permitted Transferee (other than the Company) by will or the laws of descent and distribution or otherwise, of any Award (or share issued in respect thereof) shall, as a condition to the transfer thereof to such Permitted Transferee, execute an agreement pursuant to which it shall become a party to the Agreement applicable to the transferor.

(b) No Participant will, directly or indirectly, offer, sell, assign, transfer, grant or sell a participation in, create any encumbrance on or otherwise dispose of any Award or any Shares with respect thereto (or solicit any offers to buy or otherwise acquire, or take a pledge of, any Award or any Shares with respect thereto), in any manner that would conflict with or violate the 1933 Act.

8.	Options.

(a) Terms of Options Generally. The Compensation Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options. Options may be granted to any Eligible Person. Each Option shall entitle the Participant to whom such Option was granted to purchase, upon payment of the relevant Option Price, one share of Common Stock. Options granted under the Plan shall comply with the following terms and conditions:

(i) Option Price.

A. The Option Price for shares purchased under an Option shall be as determined by the Compensation Committee, but shall not be less than the Fair Market Value of the Common Stock as of the Date of Grant, except in the case of substitute awards issued by the Company in connection with an acquisition or other corporate transaction.

B. The Option Price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option Price and the number of shares purchased, together with any amounts required to be withheld for tax purposes under Section 17(c) of this Plan. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Compensation Committee for that purchase, which forms may (but are not required to) include:

(A) cash;

(B) check or wire transfer;

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(C) tendering (either actually or by attestation) shares of Common Stock already owned by the Participant, provided that the shares have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes or were not acquired from the Company as compensation;

(D) to the extent permitted by applicable law, Cashless Exercise; or

(E) such other consideration as the Compensation Committee may permit in its sole discretion; provided, however, that any Participant may, at any time, exercise any Vested Option (or portion thereof) owned by him pursuant to a Cashless Exercise without any prior approval or consent of the Compensation Committee.

(ii) Vesting of Options. Each Option shall vest and become exercisable on such terms and conditions as shall be prescribed by the Compensation Committee.

(iii) Duration of Options. Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be as established for that Option by the Compensation Committee but in no event shall be greater than ten years from the Date of Grant.

(iv) Exercise Following Termination of Employment. Upon termination of a Participant’s employment with the Company and its Subsidiaries, unless otherwise determined by the Compensation Committee in its sole discretion, the following terms and conditions shall apply:

A. if the Participant’s employment is terminated by the Company other than for Cause, or as a result of the Participant’s resignation for Good Reason, or as a result of death, Permanent Disability or Retirement, the Participant (or, in the case of the Participant’s death, his Beneficiary) may exercise any Options, to the extent vested as of the date of such termination, at any time until the earlier of (I) the 60th day following the date of such termination of employment, and (II) the expiration of the Option under the provisions of clause (iii) above; and

B. if the Participant’s employment is terminated by the Company for Cause, or as a result of the Participant’s resignation other than for Good Reason, all of the Participant’s Options (whether or not vested) shall expire and be canceled without any payment therefor as of the date of such termination.

Any Options not exercised within the applicable time period specified above shall expire at the end of such period and be canceled without any payment therefor.

(v) Certain Restrictions. Options granted hereunder shall be exercisable during the Participant’s lifetime only by the Participant.

(vi) Stockholder Rights; Option and Share Adjustments. A Participant shall have no rights as a stockholder with respect to any shares of Common Stock issuable upon exercise of an Option until a certificate or certificates evidencing such shares shall have been issued to such Participant. Except as otherwise provided by the Board of Directors, no adjustment (including an adjustment of an Option’s exercise price) shall be made with respect to (A) outstanding Options for dividends or other distributions, whether made with respect to Common Stock or otherwise, or (B) dividends, distributions or other rights in respect of any share of Common Stock for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.

(vii) Dividends and Distributions. Any shares of Common Stock or other securities of the Company received by the Participant as a result of a stock dividend or other distribution in respect of Option Shares shall be subject to the same restrictions as such Option Shares.

(viii) Incentive Stock Options. Incentive Stock Options granted under this Plan shall be subject to the following additional conditions, limitations and restrictions:

A. Incentive Stock Options may be granted only to employees of the Company or a Subsidiary or parent corporation of the Company, within the meaning of Section 424 of the Code.

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B. No Incentive Stock Option may be granted under this Plan after the 10-year anniversary of the date on which the Plan is adopted by the Board or, if earlier, the date on which the Plan is approved by the Company’s stockholders.

C. The aggregate Fair Market Value (as of the Date of Grant) of the Common Stock with respect to which the Incentive Stock Options awarded to any Participant first become exercisable during any calendar year may not exceed $100,000. For purposes of the $100,000 limit, the Participant’s Incentive Stock Options under this Plan and all other plans maintained by the Company and its Subsidiaries will be aggregated. To the extent any Incentive Stock Option would exceed the $100,000 limit, the Incentive Stock Option will thereafter be treated as a Nonqualified Stock Option for all purposes. No Incentive Stock Option may be granted to any individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary.

D. If the Compensation Committee exercises its discretion to permit an Incentive Stock Option to be exercised by a Participant more than three months after the termination of a Participant’s employment for any reason (or more than 12 months if the Participant is permanently and totally disabled, within the meaning of Section 22(e) of the Code), the Incentive Stock Option will thereafter be treated as a Nonqualified Stock Option for all purposes. For purposes of this subclause D, a Participant’s employment relationship will be treated as continuing uninterrupted during any period that the Participant is on military leave, sick leave or another Approved Leave of Absence if the period of leave does not exceed 90 consecutive days, or a longer period to the extent that the Participant’s right to reemployment with the Company or a Subsidiary is guaranteed by statute or by contract. If the period of leave exceeds 90 consecutive days and the Participant’s right to reemployment is not guaranteed by statute or contract, the employment relationship will be deemed to have ceased on the 91st day of the leave.

(ix) Additional Terms and Conditions. Each Option granted hereunder, and any shares of Common Stock issued in connection with such Option, shall be subject to such additional terms and conditions not inconsistent with the Plan as are prescribed by the Compensation Committee and set forth in the applicable Agreement.

(b) Unvested Options. Upon termination of a Participant’s employment with the Company and its Subsidiaries, all Options granted to such Participant that have not theretofore vested (and which do not vest by reason of such termination of employment) shall terminate and be canceled without any payment therefor.

9.	Restricted Shares and Bonus Shares.

(a) Terms of Restricted Shares and Bonus Shares Generally. Restricted Shares and Bonus Shares awarded by the Compensation Committee shall not require payment of any consideration by Participants, except as otherwise determined by the Compensation Committee in its sole discretion.

(b) Restricted Shares and Bonus Shares shall comply with the following terms and conditions:

(i) Vesting. Any Awards of Restricted Shares shall vest in accordance with a vesting schedule to be specified by the Compensation Committee. Except (A) with respect to grants to the Company’s non-employee directors, or (B) as vesting may be accelerated pursuant to the terms of the Plan, such restrictions shall not terminate prior to three years after the Date of Grant. Bonus Shares shall be fully vested when granted.

(ii) Stockholder Rights. Unless otherwise determined by the Compensation Committee in its sole discretion, a Participant shall have all rights of a stockholder as to the Restricted Shares and Bonus Shares awarded to such Participant, including the right to receive dividends and the right to vote in accordance with the Company’s Certificate of Incorporation, subject to the restrictions set forth in the Plan and the applicable Agreement.

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(iii) Dividends and Distributions. Any shares of Common Stock or other securities of the Company received by a Participant as a result of a stock distribution to holders of Restricted Shares or as a stock dividend on Restricted Shares shall be subject to the same restrictions as such Restricted Shares or Bonus Shares and all references to Restricted Shares or Bonus Shares hereunder shall be deemed to include such shares of Common Stock or other securities.

(iv) Additional Terms and Conditions. Each Restricted Share and Bonus Share granted or offered for sale hereunder shall be subject to such additional terms and conditions not inconsistent with the Plan as are prescribed by the Compensation Committee and set forth in the applicable Agreement.

(c) Unvested Restricted Shares. Unless otherwise determined by the Compensation Committee in its sole discretion, upon termination of a Participant’s employment with the Company and its Subsidiaries, all Restricted Shares granted or sold to such Participant that have not theretofore vested (and that do not vest by reason of such termination of employment) shall terminate and be canceled without any payment therefor.

10.	Stock Appreciation Rights.

Stock Appreciation Rights may be granted to Participants either alone (“freestanding”) or in addition to or in tandem with other Awards granted under the Plan and may, but need not, relate to a specific Option granted hereunder. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. All Stock Appreciation Rights granted under the Plan shall be granted subject to the same terms and conditions applicable to Nonqualified Stock Options as set forth in Section 8(a); provided, however, that Stock Appreciation Rights granted in tandem with a previously granted Option shall have the terms and conditions as such Option. Subject to the provisions of Section 8, the Compensation Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock or cash as determined by the Compensation Committee in its sole discretion.

11.	Stock Units.

The Compensation Committee may also grant Awards of Stock Units under the Plan. With respect to each grant of Stock Units, the Compensation Committee shall determine in its sole discretion the period or periods, including any conditions for determining such period or periods, during which any restrictions on vesting shall apply, provided that in no event, other than in connection with a termination of employment, or with respect to grants to non-employee directors, shall such period or periods be less than three years (the “Unit Restriction Period”). The Compensation Committee may also make any Award of Stock Units subject to the satisfaction of other conditions, including the attainment of performance goals, or contingencies (“Unit Vesting Condition”), in order for a Participant to receive payment of such Stock Unit Award, which shall be established by the Compensation Committee at the Date of Grant thereof. The Compensation Committee may specify that the grant, vesting or retention of any or all Stock Units shall be a measure based on one or more Qualifying Performance Criteria selected by the Compensation Committee and specified at the Date of Grant thereof. If required by Section 162(m) of the Code, the Compensation Committee shall certify the extent to which any Qualifying Performance Criteria have been satisfied, and the amount payable as a result thereof, prior to payment of any Stock Units that are intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Awards of Stock Units shall be payable in Common Stock or cash as determined by the Compensation Committee in its sole discretion. The Compensation Committee may permit a Participant to elect to defer receipt of payment of all or part of any Award of Stock Units pursuant to rules and regulations adopted by the Compensation Committee. Unless the Compensation Committee provides otherwise at the Date of Grant of an Award of Stock Units, the provisions of Section 9 of this Plan relating to the vesting of Restricted Shares shall apply during the Unit Restriction Period or prior to the satisfaction of any Unit Vesting Condition for such Award.

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12.	Performance Shares.

The Compensation Committee may grant Awards of Performance Shares and designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares, the length of the performance period and the other terms and conditions of each such Award. Each Award of Performance Shares shall entitle the Participant to a payment in the form of shares of Common Stock upon the attainment of performance goals (which may be Qualifying Performance Criteria) and other terms and conditions specified by the Compensation Committee. Notwithstanding satisfaction of any performance goals, the number of shares issued under an Award of Performance Shares may be adjusted on the basis of such further considerations as the Compensation Committee shall determine, in its sole discretion. However, the Compensation Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any Participant subject to Section 162(m) of the Code to the extent such Section is applicable. The Compensation Committee, in its sole discretion, may make a cash payment equal to the Fair Market Value of the Common Stock otherwise required to be issued to a Participant pursuant to an Award of Performance Shares.

13.	Other Stock-Based Awards.

In addition to the Awards described in Sections 8 through 12, and subject to the terms of the Plan, the Compensation Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.

14.	Performance-Based Awards.

(a) Performance Criteria. Awards of Options, Restricted Shares, Stock Units, Performance Shares and other Awards made pursuant to the Plan may be made subject to the attainment of performance goals relating to one or more business criteria. For purposes of the Plan, such business criteria shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination: (a) cash flow; (b) earnings (including, without limitation, gross margin, earnings before interest and taxes (“EBIT”), earnings before taxes (“EBT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), and net earnings); (c) earnings per share; (d) growth in earnings or earnings per share; (e) stock price; (f) return on equity or average stockholders’ equity; (g) total stockholder return; (h) return on capital; (i) return on assets or net assets; (j) return on investment; (k) sales, growth in sales or return on sales; (l) income or net income; (m) operating income or net operating income; (n) operating profit or net operating profit; (o) operating margin; (p) return on operating revenue; (q) economic profit, (r) market share; (s) overhead or other expense reduction; (t) growth in stockholder value relative to various indices, including, without limitation, the S&P 500 Index or the Russell 2000 Index, (u) strategic plan development and implementation, (v) net debt, (w) working capital (including components thereof), and (x) during the “reliance period” (as defined in Treasury Regulation section 1.162-27(f)(2)), any other performance measure selected by the Compensation Committee in its sole discretion (collectively, the “Qualifying Performance Criteria”). To the extent required by or consistent with Section 162(m) of the Code, the Compensation Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occur during a performance period: (z) asset write-downs or write-ups, (aa) litigation, claims, judgments or settlements, (bb) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (cc) accruals for reorganization and restructuring programs, (dd) any extraordinary, unusual or non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, and (ee) amounts paid in reimbursement to stockholders pursuant to agreements in place at the 2004 Closing.

(b) Any Performance Criteria may be used to measure the performance of the Company as a whole or with respect to any business unit, subsidiary or business segment of the Company, either individually, alternatively or in any combination, and may be measured either annually or cumulatively over a period of years, on an absolute

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basis or relative to a pre-established target, to previous period results or to a designated comparison group, in each case as specified by the Compensation Committee in the Award. To the extent required by Section 162(m) of the Code, prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Code Section 162(m), the Compensation Committee shall certify the extent to which any such Performance Criteria and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock). To the extent Section 162(m) of the Code is applicable, the Compensation Committee may not in any event increase the amount of compensation payable to a Participant subject to Section 162(m) of the Code upon the satisfaction of any Performance Criteria.

15.	Certain Forfeitures.

In the event a Participant or former Participant engages in a Competing Business or in Wrongful Solicitation while in the employ of the Company or a Subsidiary, or during the period of 13 months immediately following termination of such employment, the following rules shall apply:

(a) all Awards then held by the Participant (whether vested or not) shall be forthwith forfeited without payment or other compensation of any kind; provided, however, that the Company shall remit to the Participant the lesser of (1) the amount (if any) he paid for forfeited Awards and (2) in the case of Restricted Shares or Performance Shares, the Fair Market Value of such Restricted Shares as of the date of termination;

(b) notwithstanding subclause (a), in the event Vested Restricted Shares or vested Performance Shares were disposed of (for or without receipt of value) during the period commencing one year prior to the initial engagement in a Competing Business or in Wrongful Solicitation through the 13-month anniversary of his termination of employment with the Company or a Subsidiary, then, upon written demand by the Company, the Participant or former Participant, as the case may be, shall forthwith remit to the Company the Fair Market Value of such Vested Restricted Shares or vested Performance Shares, as determined on the date of disposition, less the amount (if any) paid by the Participant for such shares; and

(c) in the event Option Shares, Shares obtained pursuant to the exercise of a Stock Appreciation Right or other Shares obtained pursuant to Awards under the Plan (and not described in subparagraph (b)) were disposed of (for or without receipt of value) during the period commencing one year prior to the initial engagement in a Competing Business or in Wrongful Solicitation through the 13-month anniversary of his termination of employment with the Company or a Subsidiary, then, upon written demand by the Company, the Participant or former Participant, as the case may be, shall forthwith remit to the Company the Fair Market Value of such Shares, as determined on the date of disposition, less the Option Price or other amount (if any) paid therefor.

16.	Effect of Certain Corporate Changes and Changes in Control.

(a) Dilution and Other Adjustments. If the Outstanding shares of Common Stock or other securities of the Company, or both, for which the Award is then exercisable or as to which the Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, or reorganization, the Compensation Committee may, and if such event occurs after a Change of Control, the Compensation Committee shall, appropriately and equitably adjust the number and kind of shares of Common Stock or other securities that are subject to the Plan or subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of shares of Common Stock or other securities without changing the aggregate exercise or settlement price.

(b) Change in Control. The Compensation Committee may provide, either at the time an Award is granted or thereafter, that a Change in Control shall have such effect as is specified by the Compensation Committee, or no effect, as the Compensation Committee in its sole discretion may provide. Without limiting the foregoing, the Compensation Committee may provide, either at the Date of Grant of an Award or thereafter, that if such a

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Change in Control occurs, then effective as of a date selected by the Compensation Committee, the Compensation Committee, acting in its sole discretion without the consent or approval of any Participant, will effect one or more of the following actions or combination of actions with respect to some or all outstanding Awards (which actions may be conditional on the occurrence of such Change in Control and which may vary among individual Participants): (1) accelerate the time at which Awards then outstanding vest and (as applicable) may be exercised in full for a limited period of time on or before a specified date (which will permit the Participant to participate with the Common Stock received upon exercise of an Option, a Stock Appreciation Right or another Award in the event of such Change in Control) fixed by the Compensation Committee, after which specified date all unexercised Awards and all rights of Participants thereunder shall terminate, (2) accelerate the time at which Awards then outstanding vest (and, in the case of Options and Stock Appreciation Rights, may be exercised so that such Options and Stock Appreciation Rights may be exercised in full for their then remaining term), (3) require the mandatory surrender to the Company of outstanding Awards held by such Participant (irrespective of whether such Awards are then vested or exercisable under the provisions of the Plan) as of a date, before or not later than 60 days after such Change in Control, specified by the Compensation Committee, and in such event the Compensation Committee shall thereupon cancel such Awards and the Company shall pay to each Participant an amount of cash equal to the excess of the Fair Market Value of the aggregate shares of Common Stock subject to such Award over the aggregate price (if any) of such shares, or (4) take such other actions as the Compensation Committee deems appropriate in its discretion (whether or not related to any of the foregoing).

17.	Miscellaneous.

(a) No Rights to Grants or Continued Employment or Engagement. No Participant shall have any claim or right to receive grants of Awards under the Plan. Neither the Plan nor any action taken or omitted to be taken hereunder shall be deemed to create or confer on any Participant any right to be retained in the employ or as a director of the Company or any Subsidiary or other Affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Subsidiary or other Affiliate thereof to terminate the employment or other retention of such Participant at any time.

(b) Right of Company to Assign Rights and Delegate Duties. The Company shall have the right to assign any of its rights and delegate any of its duties hereunder to any of its Affiliates. The terms and conditions of any Award under the Plan shall be binding upon and shall inure to the benefit of the personal representatives, heirs, legatees and permitted successors and assigns of the relevant Participant and the Company.

(c) Tax Withholding. The Company and its Subsidiaries may require the Participant to pay to the Company the amount of any taxes that the Company is required by applicable federal, state, local or other law to withhold with respect to the grant, vesting or exercise of an Award. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied in full. The Compensation Committee may in its sole discretion permit or require a Participant to satisfy all or part of his or her tax withholding obligations by (1) paying cash to the Company, (2) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested in the case of Restricted Shares), having a Fair Market Value equal to the tax withholding obligations, (3) surrendering a number of shares of Common Stock the Participant already owns, having a Fair Market Value equal to the tax withholding obligations, or (4) entering into such other arrangement as is acceptable to the Compensation Committee in its sole discretion. The value of any shares withheld or surrendered may not exceed the employer’s minimum tax withholding obligation and, to the extent such shares were acquired by the Participant from the Company as compensation, the shares must have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes. The Company and its Subsidiaries shall also have the right to deduct from any and all cash payments otherwise owed to a Participant any federal, state, local or other taxes required to be withheld with respect to the Participant’s participation in the Plan.

(d) No Restriction on Right of Company to Effect Corporate Changes. The Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments,

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recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or that are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(e) 1934 Act. Notwithstanding anything contained in the Plan or any Agreement to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the 1934 Act, the Compensation Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability.

(f) Securities Laws. Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the judgment of the Compensation Committee, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the 1933 Act and 1934 Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

(g) Severability. If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any Person, or would disqualify the Plan or any Award under any law deemed applicable by the Compensation Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Compensation Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

18.	Amendment.

The Board of Directors may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part. No termination or amendment of the Plan may, without the consent of the Participant to whom any Awards shall previously have been granted, adversely affect the rights of such Participant in such Awards. In addition, no amendment of the Plan shall, without the approval of the stockholders of the Company:

A. increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;

B. reduce the price at which Options may be granted below the price provided for in Section 8(a) hereof;

C. reduce the Option Price of outstanding Options; or

D. extend the term of this Plan.

19.	Termination of the Plan.

The Plan shall continue until terminated by the Board of Directors pursuant to Section 18 or as otherwise set forth in this Plan, and no further Awards shall be made hereunder after the date of such termination. Unless earlier terminated, the Plan shall terminate ten (10) years after its initial approval by the Board of Directors (provided the awards granted before that date shall continue in accordance with their terms)

20.	Conditions to Issuance of Shares.

(a) The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the 1933 Act, or to register or qualify under the laws of any state or foreign

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jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made. The Company may issue certificates for shares with such legends and subject to such restrictions on transfer and stop-transfer instructions as the Compensation Committee deems necessary or desirable for compliance by the Company with federal, state and foreign securities laws. The Company may also require such other action or agreement by the Participants as may from time to time be necessary to comply with applicable securities laws.

(b) To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

21.	Headings; Number; Gender.

The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

Words used herein in the singular form shall be construed as being used in the plural form, as appropriate in the relevant context, and vice versa. Pronouns used herein of one gender shall be construed as referring to either or both genders, as appropriate in the relevant context.

22.	Limited Waiver.

The waiver by the Company of any of its rights under the Plan with respect to any Participant, whether express or implied, shall not operate or be construed as a waiver of any other rights the Company has with respect to such Participant or of any of its rights with respect to any other Participant.

23.	Governing Law.

The Plan and all rights hereunder shall be governed by and construed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law.

24.	Compliance with Section 409A of the Code

This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Compensation Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

25.	Effective Date.

The Plan shall become effective upon adoption by the Board of Directors, subject to approval by the stockholders of the Company.

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YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure your shares are represented at the meeting by promptly voting via the telephone, Internet, or returning your proxy in the enclosed envelope.

Sign and date proxy card on the reverse side.

ê    Please fold and detach card at perforation before mailing.    ê

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all director nominees listed in Proposal 1, FOR Proposal 2, and FOR Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3.

Proposal 1:	ELECTION OF CLASS II DIRECTORS TO SERVE UNTIL 2009
	(1) Hwan-yoon F. Chung	(2) Michael C. Hoffman	(3)	Arthur T. Katsaros

	❑	FOR all nominees listed above (except as marked to the contrary below)	❑	WITHHOLD authority to vote for all nominees listed above
To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

Proposal 2:	APPROVAL OF THE ENERSYS 2006 EQUITY INCENTIVE PLAN

	❑ FOR	❑ AGAINST	❑ ABSTAIN

Proposal 3:	RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS ENERSYS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2007

	❑ FOR	❑ AGAINST	❑ ABSTAIN

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

❑	Please mark here if you plan to attend the Annual Meeting.

❑	Mark this box if you have more than one account and want to discontinue receiving multiple copies of future annual reports and proxy statements.

(Continued and to be signed on the reverse side)

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509	V O T E B Y T E L E P H O N E Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
V O T E B Y I N T E R N E T Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
V O T E B Y M A I L Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253-9837.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on July 20, 2006, to be counted in the final tabulation.

If you vote by telephone or over the Internet, you do not need to mail your proxy card.

è

Sign and date proxy card below.

ê Please fold and detach card at perforation before mailing. ê

ENERSYS PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ENERSYS.

The undersigned hereby appoints Richard W. Zuidema and Frank M. Macerato or any of them, with full powers of substitution, to act as proxy or proxies for the undersigned to vote all shares of Common Stock of EnerSys (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on July 20, 2006, at the Company’s corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605, at 10:00 a.m. local time and at any and all adjournments or postponements thereof, as indicated on the reverse.

☐	Mark box for address change and note at left.

Dated:	, 2006

Signature

Signature if held jointly

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If shares are held jointly, each holder should sign.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.